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                                                                    Exhibit 2.12

                                                                  COMPOSITE COPY

                            ASSET PURCHASE AGREEMENT

                                       BY

                                       AND

                                     BETWEEN

                             BLC ACQUISITIONS, INC.,

                             A DELAWARE CORPORATION,

                                 AS "PURCHASER"

                                       AND

                    THE ENTITIES SET FORTH UNDER THE HEADING

                     "SELLER" ON THE SIGNATURE PAGES HERETO,

                            COLLECTIVELY AS "SELLER"

                             DATED: JANUARY 11, 2006

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                                                                  COMPOSITE COPY

                            ASSET PURCHASE AGREEMENT

          (As amended to include the First Amendment to Asset Purchase Agreement dated February 10, 2006, the Second Amendment to Asset Purchase Agreement dated February 17, 2006, the Third Amendment to Asset Purchaser Agreement dated February 21, 2006, the Fourth Amendment to Asset Purchase Agreement and Reinstatement Agreement dated February 21, 2006, and the Fifth Amendment to Asset Purchase Agreement dated March 24, 2006)

     THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of this 11th day of January, 2006 (the "Effective Date"), is made and entered into by and between BLC ACQUISITIONS, INC., a Delaware corporation ("Purchaser"), and the entities set forth under the heading "Seller" on the signature pages hereto (collectively, "Seller").

                                    RECITALS

     A. Seller owns, or has valid and enforceable rights to purchase pursuant to a purchase agreement, and Seller operates, certain assisted living facilities located in the States of Alabama, Florida, Georgia and Tennessee, together with the real property and all appurtenances thereto, all as more particularly described on Exhibit A-1 (collectively, the "Owned Facilities"). Each Owned Facility is licensed, to the extent required, for the number of assisted living units as set forth on Exhibit A-1;

     B. Seller leases certain assisted living facilities located in the States of Alabama, Florida, Tennessee and Mississippi, together with the real property and all appurtenances thereto, all as more particularly described on Exhibit B-1 (collectively, the "Leased Facilities"). Each Leased Facility is licensed, to the extent required, for the number of assisted living units as set forth on Exhibit B-1 (the Owned Facilities and the Leased Facilities are sometimes referred to herein individually as a "Facility" and collectively as the "Facilities");

     C. The parties hereto desire to enter into this Agreement pursuant to which Purchaser will purchase from Seller, and Seller will sell, convey, transfer and assign to Purchaser, the following, hereinafter collectively referred to as the "Assets":

          (i) fee simple title in and to the real property on which the Owned Facilities are located (the "Owned Real Property"), and Seller's leasehold estates and all other rights, title and interest of Seller (including without limitation any options to purchase or rights of first refusal) in and to the real property on which the Leased Facilities are located (the "Leased Real Property", which together with the Owned Real Property, is sometimes referred to herein collectively as the "Real Property", all of which is more particularly described on Exhibit "C-1");

          (ii) Seller's fee simple interest (with respect to the Owned Real Property) and Seller's leasehold estate (with respect to the Leased Real Property) in and to all buildings,

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structures, facilities, amenities, driveways, walkways, parking lots and other improvements located on the Real Property (collectively, the "Improvements");

          (iii) all right, title and interest of Seller in and to any alleys, strips or gores adjoining the Real Property, any easements, rights of way or other interests in, on, under or to, any land, highway, street, road or right of way, open or proposed, in, under, across, abutting or benefiting the Real Property, and any pending or future action for condemnation, eminent domain or similar proceeding, or for any damage to the Real Property by reason of a change of grade thereof, and all other accessions, appurtenant rights, and privileges of Seller in and to the Real Property and the Improvements (collectively, the "Appurtenances");

          (iv) good and marketable title in and to Seller's fee ownership or leasehold interest in and to all furniture, fixtures, furnishings, equipment, computers, machinery, mechanical systems, security and alarm systems, nurse call systems, automobiles, vans, buses or other vehicles or equipment located at the Facilities or used in connection therewith (collectively, the "FF&E"); provided, however, that any FF&E that is subject to an Equipment Lease (as defined in Section 2.10 below) shall be included in the FF&E to be conveyed at Closing (as defined in Section 1.2(a) below) by the assignment to and assumption by Purchaser of the underlying Equipment Lease;

          (v) good and marketable title in and to all supplies, inventory, consumables, perishable and nonperishable food products, and other similar tangible property used in the operation of the Real Property and the Facilities (collectively, the "Inventory");

          (vi) all Assumed Tenant Leases (as defined in Section 5.3 below) and all Equipment Leases;

          (vii) all Assumed Contracts (as defined in Section 5.3 below);

          (viii) all Residency Agreements (as defined in Section 2.7(b) below);

          (ix) to the extent Seller's interest is assignable without violating any and all applicable laws, rules, regulations, statutes, ordinances or requirements or any judgments, decrees, writs, injunctions or orders of any Governmental Authority (as defined in Section 2.4 below) (collectively, "Applicable Laws") and to the extent Purchaser in its sole discretion elects to assume the same, all Licenses (as defined in Section 2.3 below) relating to or used in connection with the Facilities or the operation thereof;

          (x) all right, title and interest of Seller in and to any trade marks, trade names, service marks, trade dress and all variations thereof; all telephone and facsimile numbers relating to the Facilities (including all "800" numbers); all post office box addresses associated with the Facilities; all software or other computer programs used in the connection with the operation of the Facilities which are by their terms assignable; all security deposits posted with respect to any Assumed Tenant Leases, Assumed Contracts, Assumed Equipment Leases and the Facility Leases; and all prepaid rent, reservation deposits, move-in fees and other prepaid items and deposits (excluding utilities deposits) related to the Facilities paid by Residents (as defined in subparagraph (xi) below) to Seller; and


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          (xi) all books, data and records (including electronic versions thereof) related to the operation of the Facilities, including financial and accounting records, customer lists, referral source lists, regulatory surveys and reports, incident tracking reports, advertising and marketing materials and competitive analyses, all policy and procedure manuals, all records and reports (except for such records and reports where transfer is prohibited by Applicable
Law) relating to all residents at the Facilities, but only to the extent such Residents remain Residents on the Closing Date for the Facility in which they reside (collectively, "Residents") (collectively, "Resident Records"), all Employee Records (as defined in Section 4.15), but only to the extent such Employee Records are for Employees who become "Transitioned Employees" (as defined in Section 5.6), all leads regarding prospective Residents, all blueprints, construction and architects' plans and drawings, and all engineering data and reports (collectively, "Books and Records"); and

          (xii) Seller's interest in any and all other items of tangible and intangible personal property used in connection with the ownership, use, operation and maintenance of the Real Property or the Facilities (collectively, together with the FF&E, the Inventory and the items described in clauses (ix),
(x) or (xi) above, the "Personal Property"), and all goodwill of Seller associated with the businesses operated at the Facilities (the "Business").

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the premises, and of the mutual agreements, representations, warranties, conditions and covenants herein contained, the parties hereto agree as follows:

                                    ARTICLE 1
                                PURCHASE AND SALE

     1.1 Transfer of Assets. For and in consideration of the foregoing and the terms and conditions herein provided, the receipt and sufficiency of which are herein acknowledged, Seller, in accordance with the terms and subject to the conditions hereof, shall convey, transfer and assign to Purchaser at Closing, and Purchaser shall purchase from Seller at Closing, all right, title and interest in and to the Assets. Notwithstanding anything to the contrary contained herein, the Assets shall not include the following items (collectively, the "Excluded Assets"):

          (a) All bank accounts, cash, cash equivalents and securities;

          (b) All sums relating to Medicare or Medicaid rate adjustments relating to periods prior to Closing;

          (c) Seller's organizational documents, minute books and other books and records relating solely to the maintenance and operations of Seller as a legal entity;

          (d) The trade names "Wellington", "Wellington Group," and any other trade names using the term "Wellington" (but not the name "Wellington Place", which Purchaser shall have the sole and exclusive right to use); and

          (e) Those additional items set forth on Schedule 1.1(d) attached hereto.


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     1.2 Closing.

          (a) Unless this Agreement shall have been terminated pursuant to an express right to terminate as herein provided, the closing hereunder shall occur at 10:00 a.m. EST on March 31, 2006 (the "Original Closing Date"); provided, however, the parties will use commercially reasonable efforts to close the transaction as early as March 28, 2006; and provided further, however, Original Closing Date hereunder may be deferred as to one (1) or more Facilities as provided in Section 1.2(b) and (c) below.

          (b) (i) In the event that on the Original Closing Date, Seller has not obtained all of the Lessor Estoppels, Lease Consents and SNDAs (as each such term is hereinafter defined) (collectively, the "HRT Consents") for the assignment of all of the Facility Leases (as hereinafter defined) for the Leased Facilities, then the Leased Facilities shall, at the option of Seller, become Deferred Facilities subject to the provisions of subsection 1.2(b)(ii) below, but Seller's obligation to sell the remainder of the Assets, and Purchaser's obligation to purchase the remainder of the Assets, shall remain in full force and effect and shall not be effected by the failure of Seller to obtain the HRT Consents.

               (ii) In the event that on the Original Closing Date the conditions precedent under Article VIII of this Agreement (excluding the obtaining of the HRT Consents) have not been satisfied or fulfilled for all or any portion of the Assets (any such unsatisfied conditions precedent, a "Delaying Event"), then Seller at Seller's option and election shall have the right, upon notice to Purchaser given on or prior to the Original Closing Date (a "Deferral Notice"), to extend the Original Closing Date as to all of the Facilities or only as to the Facilities to which such Delaying Event relates (the "Deferred Facilities") for a period of time, not to exceed sixty (60) days from the Original Closing Date (the "Deferral Period"). Notwithstanding the foregoing, the initial Closing on the Original Closing Date (or such later date in the event of a Delaying Event) shall not occur unless there are at least twelve (12) Facilities included as part of such initial Closing. In addition, Purchaser and Seller shall use commercially reasonable efforts to close on all Facilities on the Original Closing Date. In order to accommodate the commercially reasonable efforts as described in the immediately preceding sentence, if appropriate, Purchaser and Seller shall negotiate to permit Purchaser or its nominee to operate under Seller's Licenses for any Assets if necessary to enable such closings to occur by the Original Closing Date, but in no event shall such "commercially reasonable efforts" be deemed or interpreted to require Purchaser to operate under Seller's Licenses if operation under Seller's Licenses fails to comply, or reasonably could be interpreted as creating a risk of noncompliance, with all Applicable Laws. Notwithstanding the foregoing, if the HRT Consents are not obtained prior to the Original Closing Date and all other conditions precedent shall have been fulfilled or satisfied, then Seller shall not be entitled to extend the Original Closing Date, and the Closing for all of the Facilities other than the Leased Facilities shall proceed on the Original Closing Date, but Seller shall have the right to give a Deferral Notice to extend the Closing Date as to the Leased Facilities only for a period of time not to exceed sixty (60) days from the Original Closing Date without affecting Closing as to the other Facilities. In such event, the Leased Facilities shall constitute Deferred Facilities and the failure to obtain the HRT Consents shall constitute a Delaying Event as to the Leased Facilities only, and the provisions of subsection 1.2(c) shall apply to the Leased Facilities separate from the other facilities.


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          (c) In the event of any Delaying Event resulting in any Deferred
Facilities, if Seller is entitled to defer Closing as to all of the Facilities pursuant to the terms hereof but does not elect to defer Closing as to all of the Facilities, then Purchaser and Seller shall proceed with the Closings for all Facilities which are not Deferred Facilities, if any, on the Original Closing Date (provided the requirement that not less than twelve (12) Facilities shall be closed has been satisfied) and the Closing Date for all Deferred Facilities shall be delayed, but in no event later than the last date of the Deferral Period. Purchaser may at any time waive any Delaying Event based on a condition contained in Article 8. If Seller is entitled to defer Closing pursuant to the terms hereof and elects to defer the Closing Date as to some but not all of the Facilities, Closing shall occur as to all Facilities that are not Deferred Facilities on the Original Closing Date and Closing as to each Deferred Facility shall occur on the fourteenth (14th) day after the Delaying Event applicable to such Facility has been satisfied. If any Delaying Event has not been satisfied or remedied or waived by Purchaser by the end of the Deferral Period, any remaining Deposits shall be returned to Purchaser, this Agreement shall terminate and neither party shall have any further rights hereunder except as expressly survive. In the event that any Delaying Event is satisfied or remedied within the final fourteen (14) day period of the Deferral Period, the Closing Date for the Facilities affected by such Delaying Event shall be automatically extended on a day to day basis for each day less than such fourteen (14) days, so as to permit Seller and Purchaser to have a full fourteen
(14) day period to effect an orderly transition of such Facility. Notwithstanding anything contained herein to the contrary, if Seller is entitled to defer Closing pursuant to the terms hereof and elects to defer Closing as to all Facilities and all Delaying Event(s) are not satisfied or waived by the end of the Deferral Period, Seller shall have no obligation to sell any Facilities to Purchaser.

          (d) The closing for any Facility hereunder, whether on the Original Closing Date or an extended Closing Date pursuant to Section 1.2(b) and (c), is hereinafter referred to as the respective "Closing" for such Facility, and the date on which such Closing occurs is hereinafter referred to as the respective "Closing Date" for such Facility. The parties agree that there may be multiple Closings and Closing Dates pursuant hereto, and in each case in which such defined terms are used in this Agreement, such terms shall refer to the respective Closing Date and Closing for the respective Assets and Facilities for which the consummation of the transactions contemplated hereby are occurring. All Closings hereunder shall be effective for accounting purposes as of 12:01:01 a.m. on the day after the respective Closing Date.

          (e) In the event that there is more than one Closing Date pursuant hereto, then the Purchase Price (as hereinafter defined) and the Deposits shall be paid and applied in accordance with Sections 1.4 and 1.7 and Schedule 1.7 and all pro rations and adjustments shall be applied only with respect to the portion of the Assets to which they relate, and at Closing, the applicable portion of the Purchase Price shall be wire transferred by Purchaser to the Escrow Agent, as defined below, on the Closing Date.

          (f) On each Closing Date, all executed documents required from Seller under Section 10.1(a) (the "Seller Documents") and from Purchaser under Section 10.1(b) (the "Purchaser Documents") in order to effectuate the consummation of the Closing with respect to the applicable Facility or Facilities shall be delivered to the offices of Rogers & Hardin, Atlanta, Georgia, or at such other date, time and place as Purchaser may reasonably require taking into


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account the relative location of the parties and any lenders. Notwithstanding the foregoing, (i) Seller may deliver all of the Seller Documents required hereunder with respect to the Closing to the Title Company, as escrow agent (the "Escrow Agent") or Purchaser's counsel on or before the Closing Date (to hold in escrow in accordance with customary conveyancing practices subject to the consummation of the Closing) by overnight courier, and (ii) Purchaser may deliver all of the Purchaser Documents required hereunder with respect to the Closing to the Escrow Agent on or before the Closing Date (to hold in escrow in accordance with customary conveyancing practices subject to the consummation of such Closing) by overnight courier.

     1.3 Purchase Price. The purchase price for the Assets shall be Seventy-Nine Million Five Hundred Thousand Dollars ($79,500,000), subject to the prorations and further adjustments as provided for in this Agreement. The Purchase Price will be allocated among the Assets as provided for on Schedule 1.7 and to the extent there are multiple Closing Dates pursuant hereto, the portion of the Purchase Price payable at such Closing and the portion of the Deposits allocable to such Closing. shall be determined in accordance with Section 1.4 and Schedule
1.7. In addition, in consideration for the Assets, Purchaser shall assume the Assumed Liabilities (as defined in Section 1.6).

     The parties acknowledge Purchaser's due diligence efforts have identified a number of items requiring capital expenditures and Seller has agreed that a portion of the Purchaser Price is to be made available to Purchaser to enable Purchaser to repair and replace such items. Accordingly, at the Initial Closing hereunder, Purchaser shall deposit into a separate deposit account held by Purchaser or such third party as Purchaser in its sole discretion shall elect, the sum of One Million Seven Hundred Seventeen Thousand Four Hundred Sixty-Seven and No/100 Dollars ($1,717,467) (the "Purchase Price Holdback"), which amount shall be a deduction from the Purchase Price, for the purpose of providing Purchaser with a readily available source of funds to repair and replace such capital items discovered by Purchaser in the course of its due diligence. The funds deposited in the Purchase Price Holdback account shall belong solely and exclusively to Purchaser, and Seller shall have no right to direct the release of such funds, or object to disbursement of such funds, or to demand any portion thereof, or any audit of the use of such funds, and Purchaser's access to and use of such funds shall be unrestricted in all respects. In the event any Facility is not included in the initial closing, then $100,000 per such Facility shall not be part of the Purchase Price Holdback at the initial closing but such $100,000 shall be held back and become part of the Purchase Price Holdback upon the closing for such Facility.

     1.4 Earnest Money. Purchaser and Seller acknowledge that Purchaser has previously delivered to Escrow Agent an initial earnest money deposit in the amount of One Million and No/100 Dollars ($1,000,000) (the "Initial Deposit") and an additional earnest money deposit in the amount of Two Million Dollars ($2,000,000) (the "Due Diligence Deposit"). Purchaser and Seller hereby direct Escrow Agent to refund Five Hundred Thousand Dollars ($500,000) of the foregoing deposits to Purchaser immediately upon execution of the Fifth Amendment and Purchaser and Seller hereby acknowledge that the remaining Two Million Five Hundred Thousand Dollars ($2,500,000) and all interest accrued thereon are hereinafter referred to both individually and collectively as the context may require as the "Deposits". Escrow Agent shall hold the Deposits in one or more interest bearing accounts mutually acceptable to Seller and Purchaser. The Deposits are fully refundable during the Due Diligence Period. After the


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expiration of the Due Diligence Period without termination by Purchaser during such period, the Deposits shall be non-refundable except as specifically set forth in this Agreement.

          (a) In the event Closing occurs, the allocable portion of the Deposits shall be disbursed by Escrow Agent to Seller and applied against the allocable portion of the Purchase Price payable at such Closing and Purchaser shall receive a credit therefor, provided, however, that notwithstanding anything contained herein to the contrary, if at the initial Closing hereunder, less than all of the Facilities are then being closed, the amount of the Deposits that will continue to be held by Escrow Agent shall be an amount not less than the product of (i) the number of Deferred Facilities for which Closing has not yet occurred multiplied by (ii) $250,000.00 per Deferred Facility as of such time.

          (b) In the event Purchaser terminates this Agreement on or before the expiration of the Due Diligence Period, then the Escrow Agent shall immediately refund the Deposits to Purchaser irrespective of any alternative instructions from Seller.

          (c) In the event that after the expiration of the Due Diligence Period, this Agreement is terminated by either Purchaser or Seller pursuant to an express right to terminate, the Deposits shall be disbursed by Escrow Agent pursuant to the express terms of this Agreement.

     1.5 Payment of Purchase Price. At each Closing, Purchaser shall pay the respective portion of the Purchase Price, adjusted for any prorations, credits and additions for the benefit of Purchaser or Seller as specified in this Agreement, less the allocable portion of the Deposits pursuant to Sections 1.4 and 1.7, by wire transfer of immediately available federal funds to the Escrow Agent.

     1.6 Assumed Liabilities. At each Closing, Purchaser shall NOT assume any liabilities or obligations of Seller whatsoever, fixed or contingent, other than liabilities and obligations assumed by Purchaser at Closing pursuant hereto with respect only to the following, and then only to the extent such obligations and liabilities relate to periods after Closing: (a) the Assumed Tenant Leases, the Equipment Leases and the Assumed Contracts, if applicable, (b) all Residency Agreements for all Facilities, and (c) the Assumed Facility Leases for all Facilities, if applicable ((a) - (c) are sometimes collectively referred to herein as the "Assumed Liabilities"). Seller shall retain and discharge in the ordinary course all liabilities and obligations of Seller other than the Assumed Liabilities.

     1.7 Allocation of Purchase Price. The Purchase Price and the Deposits shall be allocated among the Assets at Closing as provided and as described in Section
1.4 hereof and on Schedule 1.7 attached hereto. The parties shall negotiate in good faith and use their commercially reasonable efforts to agree upon the form of Schedule 1.7 within the Due Diligence Period; provided, however, in the event the parties are unable to so agree, then (i) in the event that on the Original Closing Date or any subsequent Closing Date less than all of the Facilities can be closed due to a Delaying Event (other than the failure to obtain the HRT Consents), then the Closing Date shall be extended until the Delaying Events (other than the failure to obtain the HRT Consents) for all Facilities have been satisfied or removed such that the entirety of the Deposits can be applied at the Closing, and each party shall be free to allocate the


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Purchase Price in accordance with their own calculations and without regard to the other party's allocation and (ii) in the event that on the Original Closing Date or any subsequent Closing Date, closing on all Facilities other than the Leased Facilities has occurred, the parties agree the Purchase Price for the Assets (other than those relating to the Leased Facilities) shall be $79,500,000 and the amount of the Deposits allocable to the Leased Facilities shall continue to be held by the Escrow Agent until the expiration of the Deferral Period. If the parties are able to agree upon Schedule 1.7, then Seller and Purchaser each hereby covenant and agree that neither will take a position on any income tax return, before any governmental agency charged with the collection of any income tax, in any judicial proceeding or otherwise with or before any Governmental Authority that is any way inconsistent with the terms of this Section 1.7 and
Schedule 1.7, and at Closing Seller and Purchaser shall covenant to timely file IRS Form 8594 using the allocations set forth on Schedule 1.7.

     1.8 Due Diligence Period. Between the date of this Agreement and February 21, 2006 (the "Due Diligence Period"), Purchaser shall have the right to terminate this Agreement as to all Facilities by written notice to Seller in the event Purchaser, in Purchaser's sole discretion, is not satisfied with the Assets for any reason, which reason need not be specified in such notice, provided that such notice is delivered (in accordance with the provisions of Section 12.3 hereof) to Seller on or prior to 7:00 p.m. EST on the last day of the Due Diligence Period. The parties agree that Purchaser shall not request further due diligence information from Seller after January 31, 2006 until February 10, 2006, other than as required for completion for third party reports, but Purchaser's rights of access to information after February 10, 2006, shall continue to be as set forth in Section 4.3. In no event shall there be any partial termination under this Section 1.8(b). If such notice of termination is so delivered on or before 5:00 p.m. on the last day of the Due Diligence Period, then Purchaser shall be entitled to receive the Deposit from Escrow Agent and the parties shall thereafter be released from all further obligations under this Agreement, except those provisions that expressly survive the termination of this Agreement. If Purchaser does not terminate this Agreement as set forth in this Section 1.8 or as otherwise provided herein, then this Agreement shall remain in full force and effect. The parties agree to confirm in writing the expiration date of the Due Diligence Period upon request of either Seller or Purchaser. The Deposits shall be nonrefundable after the expiration of the Due Diligence Period except as specifically set forth in this Agreement.

                                    ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants the following, each of which warranties and representations is material to and is relied upon by Purchaser:

     2.1 Organization and Qualification. Each of the entities that comprise Seller are duly organized and validly existing and in good standing under the laws of each of their respective states of organization, each with full power and authority to carry on its respective business as currently being conducted and to own or lease and operate the Assets it owns or leases as and in the places now owned, leased or operated, respectively.

     2.2 Authority; Binding Effect.


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          (a) Subject to the Required Consents, Seller has, and at each Closing will have, the full and unrestricted right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions and perform all obligations contemplated hereby and in all agreements, instruments and documents being or to be executed and delivered by Seller in connection with such transactions, including without limitation the Seller Documents (collectively, "Related Documents").

          (b) This Agreement and each Related Document, upon due execution and delivery by Seller, will constitute the legal, valid, and binding obligation of Seller, enforceable in accordance with its respective terms.

          (c) Seller has obtained, or will obtain prior to the expiration of the Due Diligence Period, any required corporate, partnership or limited liability company approval required for the execution and consummation of this Agreement, the Related Documents and all transactions contemplated hereby and thereby.

     2.3 Licenses. Schedule 2.3 sets forth all permits, licenses, Medicaid, Medicare and other provider agreements and other authorizations issued and required by Governmental Authorities in connection with the ownership, maintenance and operation of the Facilities, including, without limitation, such licenses required for the operations of the Facilities as assisted living facilities (collectively, the "Licenses"), and except as set forth on Schedule 2.3, the Licenses are in good standing and Seller has not received written notice that Seller is in violation of any restriction, rule or regulation affecting possession and use thereof. Except as set forth on Schedule 2.3, Seller is the holder of all the Licenses and there is no other person or entity who operates, manages or subleases the operations of the Facilities.

     2.4 Governmental Authorities. Except as set forth on Schedule 2.4 attached hereto, Seller is not required to submit any notice, report or other filing with any federal, state, municipal, foreign or other governmental or regulatory authority (collectively, "Governmental Authorities") in connection with Seller's execution or delivery of this Agreement or any of the Related Documents or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Authority is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement.

     2.5 Taxes. Except as set forth in Schedule 2.5 attached hereto, all real property taxes and assessments, and all personal property taxes and assessments, in connection with the Assets allocable to the period prior to Closing have been paid or, by the time of each Assets' respective Closing, will be paid or prorated between the parties hereto. In addition, except with respect to items to be paid at Closing, (i) all income, sales, bed and franchise taxes due and payable by Seller, if any, and all interest and penalties thereon, if any, have been paid in full; (ii) all tax returns required to be filed by Seller, if any (including, without limitation, all sales, franchise and payroll tax returns and reports), have been properly and timely filed, and correctly reflect the tax position of Seller, and all taxes respectively due under such tax returns have been paid thereby or will be paid in the ordinary course of Seller's business;
(iii) Seller is not subject to a claim for deficiency or other action in connection with any taxes; and (iv) no tax returns of Seller have been or are being examined by the Internal Revenue Service or any state or local Governmental Authority.


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     2.6 No Defaults. Except as set forth on Schedule 2.6, the execution, delivery and performance of this Agreement and any of the Related Documents by Seller does not and will not:

          (a) Conflict with or result in any breach of the provisions of, or constitute a default under the articles of incorporation, bylaws, articles of organization, operating agreement or other governing organizational documents, as the case may be, of any entity comprising Seller;

          (b) Violate any restriction to which Seller is subject or, with or without the giving of notice, the passage of time, or both, violate (or give rise to any right of termination, cancellation or acceleration under) the Facility Leases, the Conveyance Asset Leases (as defined in Section 2.8(b)) or any mortgage, deed of trust, license, lease, indenture or other material agreement or instrument, whether oral or written, to which Seller is a party, or by which it or the Assets are bound, which will not be fully satisfied, assigned or terminated on or prior to each Closing as a result of the transactions contemplated in this Agreement, or result in the termination of any such instrument or termination of any provisions in such instruments, or result in the creation or imposition of any lien, charge or encumbrance upon the Assets;

          (c) Create any liens or other encumbrances on the Assets in favor of third parties;

          (d) Constitute a violation of any Applicable Law of any Governmental Authority; or

          (e) Result in the breach or violation of any of the warranties and representations herein set forth by Seller.

     2.7 Contracts.

          (a) Schedule 2.7(a) attached hereto includes a true and correct list as of the Effective Date of all outstanding contracts or agreements, whether written or oral, relating to the Assets, and Seller has provided to Purchaser true and complete copies of each such Contract, excluding (i) service contracts entered into in the ordinary course prior to the Effective Date which do not effect more than one (1) Facility, do not involve annual payments in excess of $6,000 per annum and are terminable upon not more than thirty (30) days' notice,
(ii) the Residency Agreements, (iii) the Equipment Leases, (iv) the Facility Leases and (v) the Conveyance Asset Leases (such contracts and agreements expressly including (i) but excluding (ii) - (v), collectively, the "Contracts"). Seller has not received written notice of any default, and to the knowledge of Seller, there is no default, existing or continuing by Seller or any other party, under the terms of any Contracts, and, to Seller's knowledge, each Contract is in full force and effect and is valid and enforceable by Seller in accordance with its terms, assuming the due authorization, execution and delivery thereof by each of the other parties thereto.

          (b) Included on Schedule 2.7(b) are specimen residency agreements ("Residency Agreements") and a rent roll dated as of December 2, 2005 for each Facility setting forth all such agreements in effect as of the Effective Date. All Residency Agreements are terminable by the Resident therein named upon thirty (30) days notice. Except set forth on

Schedule 2.7(b), all Residents of the Facilities have executed Residency Agreements, and all Residency Agreements do not vary in any material respect from the terms of the specimen agreements attached hereto, were entered into on an arms' length basis and do not provide for payment of a single sum in exchange for lifetime care or other prepaid services. True, correct and complete copies of all Residency Agreements are located at the Facilities to which they relate and access thereto will be provided to Purchaser as part of its due diligence review.

     2.8 Title to Property and Related Matters.

          (a) Seller has received no written notice of and Seller has no knowledge of (a) any violations of any covenants or restrictions encumbering the Assets, or (b) any violations of any zoning codes, or ordinances or other Applicable Laws of any Governmental Authorities applicable to the Assets. Seller has no knowledge of any agreements, documents, or instruments which are not recorded among the land records but which affect the title to any Facility. Subject to Permitted Liens (as hereinafter defined) Seller has good and marketable fee simple title to the Owned Facilities and all Assets associated therewith, except for the Owned Facilities which are set forth on Schedule 2.8(a) (the "Conveyance Assets") that are currently leased by Seller pursuant to the leases more particularly described thereon, including all documents and instruments executed by Seller in connection therewith as set forth on such schedule and including all amendments and modifications thereto (the "Conveyance Asset Leases"). Seller hereby represents and warrants that Seller has a valid and enforceable right to purchase the Conveyance Assets pursuant to valid purchase agreements and which Seller is obligated to acquire fee simple title to and to convey to Purchaser, or to cause Purchaser to acquire directly, pursuant to Section 4.17. Seller has title to the Owned Assets other than the Conveyance Assets free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except for (i) the indebtedness evidenced by recorded mortgages of record, which Seller shall cause to be paid and released as of Closing; (ii) statutory liens for taxes and other impositions which are not yet delinquent; (iii) the matters defined as "Permitted Encumbrances" in
Section 4.10(b) hereof, and (iv) such encumbrances as will be cured or removed by Seller as of the Closing for such portion of the Assets encumbered thereby ("Permitted Liens").

          (b) Seller is the holder of valid and existing leasehold estates, as lessee, of the Conveyance Assets and the Leased Facilities, for the terms set forth in and pursuant to the terms of the Conveyance Asset Leases and the leases for the Leased Facilities (collectively, the "Facility Leases"). True and complete copies (including amendments, if any) of the Facility Leases have been delivered to Purchaser and are listed on Schedule 2.8(b), which Schedule 2.8(b) also contains a list of all documents and instruments delivered in connection with the Facility Leases and the names of the lessors under the Facility Leases (the "Facility Lessors"). Each of the Conveyance Asset Leases and the Facility Leases are in full force and effect, Seller is not in default under and Seller has not received written notice of, and Seller does not have any knowledge of, any default or breach under any of the Conveyance Asset Leases or the Facility Leases by any party thereto. To the knowledge of Seller, no event has occurred which with the giving of notice or lapse of time, or both, would cause a breach or a default by any party under the Conveyance Asset Leases and the Facility Leases.

          (c) Except for Personal Property leased pursuant to the Equipment Leases and the Facility Leases, Seller owns good and marketable title to all Personal Property.

          (d) All Facilities are supplied with such utilities as are necessary for the operation of such Facilities as currently operated and for their intended purposes.

          (e) Each of the Facilities abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent irrevocable easement benefiting the Real Property upon which such Facility is located, and Seller has no knowledge of, and has received no notice that alleges any breach or default under any instrument creating such easement or attempting to terminate or revoke such easement.

          (f) There are no pending rezoning or other pending land use actions affecting the Assets and Seller has not received written notice of and has no knowledge of any threatened or contemplated rezoning or other land use actions affecting or which will affect the Assets. The current use of each Leased Facility and Owned Facility is lawfully permitted either as a currently conforming use or as a fully legally "grandfathered use", and there is no known violation of any Applicable Laws relating to the zoning, land use, building codes and other similar requirements of Governmental Authorities.

          (g) At the Closing, Seller shall not be indebted to any contractor, laborer, mechanic, materialman, architect or engineer for work, labor or services performed or rendered, or for materials supplied or furnished, in connection with the Assets for which any such person could lawfully claim a lien against the Assets.

          (h) There are no condemnation or eminent domain proceedings pending, or, to the knowledge of Seller, threatened or contemplated against the Assets or any part thereof, or access thereto, and Seller has not received notice, oral or written, of the desire of any public authority or other entity to take or use the Assets or any part thereof. Between the date hereof and the Closing, Seller will give Purchaser prompt written notice of any actual or any threatened or contemplated condemnation of any part of the Assets of which Seller receives written notice or obtains knowledge.

          (i) There are no parties other than Seller in possession of the Assets, or any portion thereof, other than tenants under the Tenant Leases set forth in Schedule 2.10 who are in possession of space to which they are entitled and Residents pursuant to Residency Agreements, all of whom are set forth on the rent rolls attached as part of Schedule 2.7(b).

          (j) There are no outstanding options or rights of first refusal to purchase the Assets or any portion thereof or interest therein, other than rights running in favor of Seller, all of which are being assigned as part of the Assets.

          (k) The Assets constitute all of the asset necessary and sufficient to conduct the operation of the Facilities in the manner that such operations have been conducted by Seller.

     2.9 Hazardous Substances. For purposes of this Agreement, "Environmental Laws" means the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Sections 9601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.), the Clear Air Act (42 U.S.C. Section 7401 et. seq.), the Safe Water Drinking Act (42 U.S.C. Section 300(f) et. seq.), the Occupational Safety and Health

Act, and all other applicable state, county, municipal, administrative or other environmental, hazardous waste or substance, health and/or safety laws, ordinances, rules, regulations, judgments, orders and requirements of any Governmental Authority relating or pertaining to the (A) any aspect of the environment, (B) preservation or reclamation of natural resources, (C) the management, release and threatened release of Hazardous Substances, (D) response actions and corrective actions regarding Hazardous Substances, (E) the ownership, operation and maintenance of personal and real property which manages or releases Hazardous Substances or at which Hazardous Substances are managed,
(F) common law torts, including so-called "toxic torts", and (G) environmental or ecological conditions on, under or about the Assets, as any of the foregoing may hereafter be amended, modified, reauthorized or reinterpreted, and all amendments and regulations promulgated thereunder. For purposes of this Agreement, "Hazardous Substance" shall mean any and all substances, wastes, materials, pollutants, contaminants, compounds, chemicals or elements which are defined or classified as a "hazardous substance", "hazardous material", "toxic substance", "hazardous waste", "pollutant", "contaminant" or words of similar import under any Environmental Law, including without limitation all dibenzodioxins and dibenzofurans, polychlorinated biphenyls (PCBs), petroleum hydrocarbon, including crude oil or any derivative thereof, any radioactive material, raw materials used or stored in the Facility and building components including, asbestos-containing materials in any form, radon gas and mold of a type or in amounts that may present a health hazard.

          (a) Except as set forth on Schedule 2.9, to Seller's knowledge, the Assets do not contain any Hazardous Substance, except for Hazardous Substances typically used in, and in quantities necessary for the day-to-day operation of, the Facilities and which are commonly used in other similar facilities, such as cleaning fluids, insecticides and medicines (the "Common Products"), which Common Products have been used, transported, stored and disposed of by Seller in compliance with all applicable Environmental Laws;

          (b) Except as set forth on Schedule 2.9, there is no pending or threatened litigation or proceeding before any Governmental Authority in which any person or entity alleges the presence, release or threat of release of any Hazardous Substance or violation of Environmental Laws at a Facility;

          (c) Except as set forth on Schedule 2.9, Seller has not received any notice of, and has no knowledge that, any Governmental Authority or employee or agent thereof has determined, or threatens to determine, or is investigating, that there is a presence, release or threat of release or placement on, in or from the Assets, or the generation, transportation, storage, treatment, or disposal at the Assets, of any Hazardous Substance. Seller shall notify Purchaser promptly of its receipt of any such notice or knowledge after the Effective Date;

          (d) Except as set forth on Schedule 2.9 Seller has owned and operated the Assets in compliance with all applicable Environmental Laws, has obtained all necessary permits under the Environmental Laws for Seller's operations on the Assets, and has not used any of the Assets for the generation, storage, manufacture, use, transportation, disposal or treatment of Hazardous Substances except for the use of de minimus quantities in the ordinary course of business in compliance with applicable Environmental Laws;

          (e) Except as set forth on Schedule 2.9, there has been no discharge of any Hazardous Substance on or from any of the Assets during the time of Seller's ownership or occupancy thereof; and

          (f) Seller has delivered to Purchaser copies of all reports or tests in Seller's possession with respect to the compliance of the Facilities or the Real Property with the Environmental Laws or the presence of Hazardous Substances on the Facilities or the Real Property.

     2.10 Leases. Schedule 2.10 attached hereto contains a true and correct list of all leases (inclusive of all amendments) of all machinery, equipment and other tangible property leased to Seller which are used at or relate primarily to the Facilities (collectively, the "Equipment Leases") and all leases of space in the Facilities by Seller to third party service providers, such as physical therapists or beauty shop operators (collectively, the "Tenant Leases" and sometimes collectively with the Equipment Leases, the "Leases"). Except as disclosed on Schedule 2.10, each Lease is in full force and effect; all rents due on or before the Effective Date under each Lease have been timely paid and there has not been and there is no ongoing issue or dispute as to past rental payments; in each case, neither Seller, nor, to the knowledge of Seller, any other party to any such Lease is in default in any respect thereunder; and no waiver, indulgence or postponement of Seller's obligations thereunder has been granted by the lessor under any Equipment Lease or by Seller as the lessor under the Tenant Leases, and Seller has no knowledge of and has not received written notice that there exists any occurrence, event, condition or act which, upon the giving of notice or the lapse of time or both, would become a default by Seller (or, to the knowledge of Seller, any lessor or tenant) under any such Lease.

     2.11 Patriot Act. Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the "Order") and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury ("OFAC") and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively called the "Orders"). Neither Seller nor any of its affiliates (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the "Lists"), (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other Person who had been determined by competent authority to be subject to the prohibitions contained in the Orders.

     2.12 Survey Reports, Etc.; Compliance with Law. Seller has or will pursuant to Section 1.8 deliver to Purchaser true and complete copies of all survey reports, waivers of deficiencies, plans of correction, and any other investigation reports issued with respect to the Facilities (collectively, "Licensing Surveys") for the last two (2) years. There are no material deficiencies or violations noted in any Licensing Surveys, and except as set forth on Schedule 2.12, Seller has remedied, discharged and complied with all applicable plans of correction, such that there are no current violations or deficiencies with respect to any of the Licenses or will do so pursuant to Section 4.18. Except as disclosed on Schedule 2.12, Seller and the operation of the Facilities is in material compliance with all Applicable Laws of all Governmental Authorities. There are no outstanding bed taxes or other fees owing to state licensing authorities or any of the Government Programs, there are no outstanding Life Safety Code deficiencies for any of the Facilities, there are no outstanding waivers for any Life Safety Code deficiencies, and there are no pending Medicare or Medicaid audits by any Governmental Agency except as set forth on Schedule 2.12.

     2.13 Capital Expenditures. Except as set forth in Schedule 2.13, and except for routine expenditures for repairs and replacements in connection with the ongoing maintenance and upkeep of the Facilities, which Seller has covenanted and agreed pursuant to Section 4.1 hereof to undertake and complete in the ordinary course consistent with past practices, Seller does not have any outstanding contracts for capital expenditures relating to the Facilities, nor does Seller have any agreement, obligations or commitments for capital expenditures relating to the Facilities, including, without limitation, additions to property, plant, equipment or intangible capital assets. Seller will cause the items set forth on Schedule 2.13 to be completed in a good and workmanlike manner prior to the Closing Date for the applicable Facility.

     2.14 Absence of Notices. Except as disclosed on Schedule 2.14, Seller has not received any written notice, and has no knowledge, that (a) any material customer or supplier of Seller intends to discontinue, substantially alter prices or terms to, or significantly diminish its relationship with the Facilities, either as a result of the transaction contemplated hereby or otherwise or (b) any federal, state, county, municipal or other Governmental Authority is alleging any fire, health, safety, building, pollution, environmental, zoning or other violation of Applicable Law, including, without limitation, applicable health care licensure laws, in respect of any Facility or any part thereof, which has not been corrected.

     2.15 Resident Records. Except as provided on Schedule 2.15, Seller has received no written notice, and has no knowledge (a) that Resident Records used or developed in connection with the Business conducted at the Facilities have not been maintained in accordance with any Applicable Laws governing the preparation, maintenance of confidentiality, transfer and/or destruction of such records, and (b) of any material deficiency in the Resident Records or any other Books and Records of the Facilities.

     2.16 Advance Payments and Patient Funds. The accounting for advance payments and trust fund accounts provided to Purchaser by Seller pursuant to the provisions of Section 10.2 hereof is complete and accurate in all material respects.

     2.17 Medicare and Medicaid Participation.

          (a) No portion of the income from any Property is attributable to Medicare, Medicaid or any other third party payor program, except as shown on the Rent Roll attached as Schedule 2.7(b).

          (b) Except as set forth on Schedule 2.17,

               (i) if any Facility has historically received Medicare or Medicaid reimbursement, it is eligible to receive payment without restriction under Title XVIII ("Medicare") and Title XIX ("Medicaid") of the Social Security Act, or both, and is a "provider" with valid and current provider agreements and with one or more provider numbers with the federal Medicare and all applicable state Medicaid and successor programs. For purposes of this provision, Medicare, Medicaid, CHAMPUS, TRICARE and other federal, state or local governmental reimbursement programs, or successor programs to any of the above, are referred to as "Government Programs".

               (ii) no Facility has historically received payments under CHAMPUS or TRICARE directly nor, to Seller's knowledge, indirectly, nor was any Facility or Seller ever a "provider" with provider agreements with one or more provider numbers with CHAMPUS and/or TRICARE.

               (iii) if any Facility historically participated or participates in Government Programs, such Facility was and is in compliance with the conditions of participation, if any, of the Government Programs in which it participated or participates, in all respects.

               (iv) Seller currently holds such necessary licenses, agreements and certificates pertaining to Medicare and Medicaid provider agreements entered into with the State of Florida, the United States, and any municipality or other Governmental Authority body that authorizes Seller to conduct its business at the Facilities as presently operated.

          (c) All cost reports of Seller and the Facilities for the Government Programs which are required to be filed on or prior to the Effective Date during the past three (3) years have been properly filed and are complete and accurate in all respects, and there are no outstanding overpayments, set offs or adjustments to any Government Programs.

     2.18 Third Party Payor Reimbursement. All billing practices of Seller with respect to the Facilities to all third party payors, including the Government Programs and private insurance companies, have been in material compliance with all Applicable Laws and all regulations and policies of such third party payors and Government Programs in all material respects. Seller has received no written notice that Seller has billed or received any payment or reimbursement in excess of amounts permitted by Applicable Law, except to the extent cured or corrected and all penalties or interest discharged in connection with such cure or correction.

     2.19 Licensed Beds and Units. The number of licensed assisted living units at the Facilities is as set forth on Schedule 2.19.

     2.20 Intellectual Property. Other than as set forth on Schedule 2.20, the Assets include all "Intellectual Property" used in connection with operating the Facilities, and Seller owns or has the right to use pursuant to a valid and assignable perpetual license of all such Intellectual Property. For these purposes, "Intellectual Property" shall mean, collectively, all: (v) United States or foreign patents, patent applications, patent disclosures, and all renewals, reissues, divisions, continuations, extensions or continuations-in-part thereof; (vi) trademarks, service marks, trade dress, trade names, fictitious names, corporate names, and registrations and applications for registration thereof; and (vii) copyrights (registered or unregistered), registrations and applications for registration thereof, including all renewals, derivative works, enhancements, modifications, updates, new releases or other revisions thereof.

     2.21 Financial Statements. Seller has delivered to Purchaser copies of the financial statements listed on attached Schedule 2.21 certified by the chief financial officer of Seller (collectively, the "Financial Statements") as follows: (a) individual Facility income statements for the fiscal years ended 2002, 2003 and 2004; (b) individual Facility income statements and Seller's consolidated and consolidating balance sheet and statements of income (the "Most Recent Financial Statements") as of and for the eleven (11) month period ended November 30, 2005 (the "Most Recent Fiscal Month End"); (c) a schedule of capital improvements to the Facilities for the fiscal years ended 2002, 2003 and 2004; and (d) copies of Seller's consolidated, unaudited income statements for the Facilities, for the periods ending December 31, 2002, 2003 and 2004. The Financial Statements (including the notes thereto) have been prepared in material accordance with generally accepted accounting principles ("GAAP") on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Seller and Facilities as of such dates and the results of operations of Seller and the Facilities for such periods.

     2.22 No Litigation. Except as set forth on Schedule 2.22 attached hereto, there are no actions, suits, claims, governmental investigations or other legal or administrative proceedings, or any orders decrees or judgments in progress, pending or in effect, or, to the knowledge of Seller, threatened against or relating to Seller, the Facilities, Seller's operation of the Facilities, any of the Assets, or against or relating to the transactions contemplated by this Agreement, and there are none pending in state courts, or in any federal courts, or, to the knowledge of Seller, pending in other jurisdictions or threatened in writing, at law or in equity, by or before any federal, state or municipal court or other Governmental Authority. The matters set forth on Schedule 2.22, if any, if decided adversely will not materially and adversely affect the Assets, Seller, or Seller's operation of the Facilities or the Business.

     2.23 Compliance with Medicare and Medicaid Law.

          (a) Except as set forth on Schedule 2.23 attached hereto, there is no litigation, claim, proceeding or investigation currently pending against Seller or relating to the Facilities for any violation or alleged violation of, and Seller has received no written notice, and Seller has no knowledge, of any threat of any suit, action, claim, dispute, investigation, agency review or other proceeding pursuant to or involving, (i) the False Claims Act, 31 U.S.C. Sections 3729 et seq., (ii) the Civil Monetary Penalties Law, 42 U.S.C. Section 1320a-7a, (iii) federal or state anti-kickback statutes, including but not limited to 42 U.S.C. 1320a-7b, (iv) federal or state referral laws, including but not limited to 42 U.S.C. Section 1395nn, (v) regulations promulgated pursuant to any of the foregoing statutes, or (vi) any other federal or state law or regulation of general applicability to health care fraud, governing or regulating the management of health care providers, or governing or regulating medical billing or reimbursement, including all applicable Medicare and Medicaid statutes and regulations (collectively the "Medicare/Medicaid Laws").

          (b) Seller, and each of the Facilities have timely filed all forms, applications, reports, statements, data and other information required to be filed with federal, state or local entities under federal or state laws or regulations in connection with the Medicare/Medicaid Laws, including but not limited to cost reports required to be filed with respect to the Facilities, as more fully set forth in Section 2.17 hereof.

          (c) The Facilities have the number of licensed and certified beds as set forth in Schedule 2.19 and all billing to the Government Programs has been consistent with these certification designations.

          (d) All billing practices of Seller with respect to the Facilities are in material compliance with all Applicable Laws and regulations of such Government Programs. Except as set forth on Schedule 2.23, Seller has not billed or received any payment or reimbursement in excess amounts permitted by applicable law, except to the extent cured or corrected and all penalties or interest discharged in connection with such cure or correction.

     2.24 Absence of Certain Changes or Events. Since November 30, 2005, through the Effective Date, the Facilities and all of the parties comprising Seller have not:

          (a) Suffered any Material Adverse Change in the financial condition, assets, or liabilities of any Facility, or the operation of any Facility;

          (b) Other than in the ordinary course of business, consistent with past practices, granted any increase in the compensation payable or to become payable by Seller to any of its officers or employees (collectively, "Employees") employed at the Facilities (except compensation granted to new Employees who were hired in the ordinary course of business on substantially similar terms to existing Employees with comparable duties and experience);

          (c) Sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets relating to or in connection with the Facilities having a fair market value at the time of sale, transfer or disposition of $25,000 or more in the aggregate, or cancelled, or agreed to cancel, any debts or claims relating primarily to the Facilities in the amount of $10,000 or more in the aggregate; or

          (d) Made any change in any method of accounting or accounting practice relating to the Facilities.

     2.25 Condition of Assets. Except as set forth on Schedule 2.25, all of the Assets are in Seller's possession or control and are located at or on the Facilities and to Seller's knowledge all of the Assets are in good repair and working order in all material respects, subject to normal wear and tear.

     2.26 Employee and Labor Relations. Except as provided under Schedule 2.26:

          (a) Compliance. Seller is in compliance with all federal, state or other Applicable Laws of Governmental Authorities respecting employment and employment practices concerning the Facilities (collectively, "Employment Laws").

          (b) No Claims. No legal claim in respect of application for employment, employment, the terms or conditions of employment, the handling of benefits or termination of employment of any person has been asserted or threatened against Seller or any of its affiliates in connection with the operation of the Facilities.

          (c) No Labor Actions. No labor strike, picketing action, dispute, slowdown or stoppage, or unfair labor practices are actually pending or, to the knowledge of Seller, threatened against, or involving, Seller or any of the Facilities.

          (d) No Bargaining Agreements. Seller is not a party to any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by Seller. To Seller's knowledge no petitions for representation have been filed against any of the Facilities nor have any demands been made for recognition.

          (e) PTO. Seller has complied with its policies with respect to leave days earned by its employees.

          (f) At-Will Employees. All Employees at the Facilities are employees of Seller and are employees-at-will.

          (g) WARN Compliance. Seller has taken (or will take prior to Closing), as required by law, any and all actions necessary to comply with the Worker Adjustment and Retraining Notification Act ("WARN"), or state statute of similar import, with respect to any event of occurrence affecting the Facilities since the effective date of WARN.

          (h) List of Employees. Schedule 2.26(h) is a complete list of all Employees employed at each Facility, which lists their respective salaries or hourly pay rates, position and term of employment, and no such Employees are parties to any written or oral employment agreements.

     2.27 Employee Benefit Employee Benefit Plans.

          (a) Except as disclosed on Schedule 2.27, Seller has never maintained any defined benefit plan within the meaning of section 414(l) of the Internal Revenue Code of 1986.

          (b) Except as disclosed on Schedule 2.27, Seller has never been obligated to contribute to any multi-employer plan within the meaning of ERISA
Section 3(37).

          (c) Schedule 2.27 sets forth an accurate and complete list of all Employee Benefit Plans (as defined hereinafter) and specifies which Seller sponsors each of said Employee Benefit Plans. "Employee Benefit Plans" mean all benefit plans and benefit arrangements in which Seller's employees at the Facilities participate.

          (d) Each Employee Benefit Plan has, at all times, been maintained and operated in compliance, in all material respects, with its terms and requirements of all applicable Employee Benefit Plans, including, without limitation, ERISA, as amended, and the Internal Revenue Code of 1986, as amended (the "Code").

     2.28 Inventory and Supplies. As of the Effective Date and at each Facility's respective Closing, the Inventories are and will be in sufficient quantity and condition for the normal operation of the Business at the Facilities, in compliance with past practices and all requirements of Governmental Authorities and consistent with past practices.

     2.29 Insurance. Attached as Schedule 2.29 is a list of insurance policies carried and insurance coverages maintained by Seller with respect to the Facilities, and upon request by Purchaser, Seller shall make copies of any policies and provide same to Purchaser. Seller's insurance policies and coverages are in full force and effect.

     2.30 Truth of Warranties, Representations, and Statements. All of the statements, representations, and warranties made by Seller in this Agreement and the statements and information set forth in the attached Schedules are true and accurate in every material respect.

     2.31 Materials Provided. All materials provided to Purchaser by Seller either prior to the Effective Date or during the term hereof, including without limitation all items on the Due Diligence Checklist attached hereto as Exhibit D, are true, accurate and complete in all material respects.

     Notwithstanding anything else to the contrary herein, any reference in this Agreement to "knowledge," of Seller shall be deemed to mean the actual knowledge of William J. Stout, Jr., and Mark D. West, provided, however, that such individuals shall make due inquiry of any regional managers and executive directors of the Facilities no later than ten (10) days after the Effective Date to confirm the accuracy of the representations and warranties made hereunder (to the extent relevant to such inquiry) and disclose any relevant items to Purchaser. If Purchaser, during the term of this Agreement, gains actual knowledge of any breach of any material representation or warranty made by Seller hereunder and Purchaser fails to disclose such breach to Seller prior to the Closing to which such breach relates (or the final Closing Date if the breach is not related to a single Facility), then Purchaser may not pursue damages for such breach against Seller after such Closing. Purchaser shall be deemed to have actual knowledge of any information explicitly disclosed in any Schedule or in Seller's response to any due diligence request made by Purchaser; provided, however, that the substance of any information disclosed is such that a reasonable person would discern from the information disclosed that a fact or condition exists that would give rise to a breach.

                                    ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser represents and warrants the following, each of which warranties and representations is material to and is relied upon by Seller:

     3.1 Corporate Organization; Etc. Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware with full power and authority to own all of its properties and assets and to carry on its business as it is now being conducted.

     3.2 Authorization, Binding Effect. Purchaser has, and at each Closing will have, the full and unrestricted right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions and perform all obligations contemplated hereby and in all agreements, instruments and documents being or to be executed and delivered by Purchaser in connection with such transactions. The consummation of the transactions contemplated herein have been duly or will be prior to the expiration of the Due Diligence Period authorized and approved by all necessary corporate action of Purchaser. This Agreement and each such other agreement, instrument and document, upon due execution and delivery by Purchaser, will constitute the legal, valid, and binding obligation of Purchaser, enforceable in accordance with its terms.

     3.3 No Violation. Purchaser is not subject to or obligated under any certificate of incorporation, bylaw, law, or rule or regulation of any Governmental Authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree which would be in any material respect breached or violated by the execution, delivery or performance of this Agreement.

     3.4 No Litigation. Purchaser is not a party to, or defending or subject to, any investigation, litigation, arbitration or other legal proceeding, nor is any such legal proceeding threatened, which would, have a Material Adverse Change on Purchaser's ability to execute, deliver and perform this Agreement and the documents and transactions contemplated hereby.

     3.5 Truth of Warranties, Representations, and Statements. All of the statements, representations, and warranties made by Purchaser in this Agreement are true and accurate in every material respect.

     3.6 Patriot Act. Purchaser is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the "Order") and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury ("OFAC") and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively called the "Orders"). Neither Purchaser nor any of its affiliates
(A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the "Lists"), (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other Person who had been determined by competent authority to be subject to the prohibitions contained in the Orders.

                                    ARTICLE 4
                               COVENANTS OF SELLER

     Seller covenants and agrees as follows:

     4.1 Regular Course of Business. Seller shall: (a) operate the Facilities in a manner consistent with all Applicable Laws of all Governmental Authorities, Seller's past practices and industry standards for operation of first class assisted living facilities; (b) maintain the Assets in good order and repair, reasonable wear and tear excepted and otherwise in sufficient repair, order, and condition to satisfy the representations and warranties as to the condition and quantity of the Assets set forth in Article II; (c) comply with all Applicable Laws with respect to the Assets and the operation thereof, including without limitation all required regulatory standards of any Governmental Authorities with regulatory jurisdiction over the Facilities and compliance with all Governmental Programs; (d) timely pay all rents and other payments due on or before the Closing under, and otherwise maintain and comply in all material respects with, all Contracts, all Tenant Leases, all Equipment Leases, all Facility Leases, all Conveyance Asset Leases, and all Residency Agreements, each without change except as expressly provided herein; (e) not make any changes or modifications in any Contracts, Tenant Leases, Equipment Leases, Facility Leases, Conveyance Asset Leases, and Residency Agreements or incur any further obligations or surrender any rights thereunder, except Seller shall enter into new Residency Agreements with new Residents on substantially the same terms and conditions as other Residency Agreements in effect prior to the Effective Date for the same Facility and otherwise consistent with the specimen Residency Agreement attached hereto on Schedule 2.7(b); (f) not enter into any agreements or leases which would have had to be disclosed on any schedule hereto had such agreements or leases been entered into prior to the Effective Date; (g) keep in full force and effect present insurance policies through the Closing Date; and (h) use its commercially reasonable efforts to maintain in good standing all Licenses necessary to operate the Facilities and to maintain all goodwill of Residents, Employees and vendors.

     4.2 Borrowing. Seller shall not create or permit to become effective any mortgage, pledge, lien, encumbrance or charge of any kind upon the Assets other than the Permitted Liens.

     4.3 Full Access and Disclosure. Seller shall, upon reasonable prior notice not to be less than two (2) days, afford to Purchaser and its counsel, accountants, environmental consultants, engineers, appraisers and other authorized representatives (collectively, "Purchaser's Representatives") reasonable access during business hours to the Facilities, and all Books and Records, including, but not limited to, the roof, all FF&E, heating and cooling systems, and any and all vehicles, financial data and records, operating data and other information reasonably requested, including the most recent Financial Statements, cost reports, inspection reports, plans of correction with respect to Licensing Surveys (all with respect to the past three (3) years), current room rates (including dates and amounts of increases), census data and residency mix, payroll information, Medicaid reports, employment agreements, personnel policies, and all contracts, agreements, correspondence files and other documents relating to the Facilities in order that Purchaser may have full opportunity to make such reasonable investigations of the Assets and the Facilities as Purchaser shall desire to make. Seller shall be entitled to have a Seller representative present during Purchaser's scheduled visits and in any meetings, calls or other contacts with Seller's personnel, and such access shall include the right to meet with the residence directors, executive directors, regional vice presidents, directors of nursing and personnel who are responsible for maintenance at the Facilities prior to the expiration of the Due Diligence Period and all personnel after the expiration of the Due Diligence Period, subject to Purchaser's obligation to comply with the confidentiality provisions set forth in this Agreement. Seller shall furnish such additional financial and operating data and other information as Purchaser and Purchaser's Representatives shall from time to time reasonably request, and Seller shall supplement or amend any information, written or otherwise, previously delivered or otherwise disclosed to Purchaser with respect to any matter hereafter arising which, if existing or occurring at the Effective Date, would have been required to be set forth or disclosed.

     4.4 Consents. Seller shall obtain, on or prior to Closing, all applicable consents necessary for Seller to fulfill Seller's obligations to consummate the transactions contemplated hereby, including without limitation any required consents of any Governmental Authority and the consents of the Facility Lessors.

     4.5 Compliance With Laws. Seller shall comply with all Applicable Laws of all Governmental Authorities in conjunction with the execution, delivery and performance of this Agreement, the transactions contemplated hereby and the ownership, operation and maintenance of the Facilities prior to Closing.

     4.6 Taxes. Seller shall properly and timely (including extensions pursuant to properly and timely filed extension documents where permitted) file all federal, state and local tax returns, and, to the extent applicable, estimates and reports and timely pay all amounts then due, for all taxes for all periods through and including the Closing Date to the extent due and payable at any time prior to the Closing Date hereunder and otherwise to the extent necessary to transfer the Assets to Purchaser in accordance with the terms of this Agreement.

     4.7 No Disposition of Assets. Except for Inventory consumed in the ordinary course or Assets replaced in the ordinary course, Seller shall not sell, lease or otherwise dispose of or distribute any of the Assets or properties related thereto or necessary for operation of the Facilities and, to the extent depleted or replaced in the ordinary course, Seller shall restock and replenish any portion of the Assets consumed or used during the term of this Agreement with Assets of comparable quality in accordance with Seller's prior practices.

     4.8 Further Documentation. Seller agrees that for a two (2) year period of time following the final Closing hereunder, upon request by Purchaser, Seller will do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required, in order to more fully assign, grant, transfer, convey, assure and confirm to Purchaser, or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Assets to be sold to Purchaser pursuant to this Agreement or transitioning the operations of the Facilities to Purchaser.

     4.9 Confidentiality. Seller will use its commercially reasonable efforts to keep confidential all information relating to the terms of this Agreement and all information relating to Purchaser (other than information that is a matter of public knowledge or that has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Authority) and such information shall not at any time be used for the advantage of Seller or its representatives or disclosed to third parties (including Employees at the Facilities) by Seller or its representatives, other than to the extent necessary to consummate the transactions contemplated hereby.

     4.10 Title Insurance and Survey; Governmental Approvals.

          (a) As part of its delivery of the items on the Preliminary Due Diligence Checklist, Seller will provide to Purchaser a copy of all of Seller's currently effective title insurance policies and plats and surveys in its possession that relate to the Real Property.

          (b) Purchaser at Purchaser's option shall obtain: (i) updated real property surveys for each of the Facilities (collectively, the "Surveys"), and
(ii) title commitments for each of the Facilities (collectively, the "Title Commitments"), issued by a national title company selected by Purchaser ("Title Company"), which Title Commitments shall contain commitments by the Title Company to issue to Purchaser title insurance policies on extended coverage 1970 or 1992 ALTA Owners' Policy or Leasehold forms, in form and substance reasonably acceptable to Purchaser (each a "Title Policy" and collectively the "Title Policies") insuring the fee simple interest of Purchaser in the Owned Facilities and valid leasehold estates in the Leased Facilities. Seller will cause all standard exceptions to be deleted from the Title Policies at the Closing, including without limitation, executing Seller's affidavits, gap indemnities and the like, other than exceptions for (i) such itemized matters shown on the Surveys to which Purchaser does not object pursuant to the provisions hereof and
(ii) taxes for the year in which the Closing occurs which are not yet due and payable. Purchaser shall have through the expiration of the Due Diligence Period to give notice to Seller approving or disapproving in writing the Title Commitments and Surveys, with any such notice of disapproval specifying the exceptions or other matters to which Purchaser objects. The failure of Purchaser to disapprove any matter reflected in the Title Commitment or Survey with respect to any Facility within the Due Diligence Period shall be deemed a waiver by Purchaser of any right to object to any matter so shown; provided, however, Seller shall be unconditionally obligated to pay any outstanding indebtedness evidenced by, and cause the release of any lien, mortgage, deed of trust, deed to secure debt, security agreement, judgment, FiFa or other encumbrance capable of being released through or as a result of the payment of money (collectively, "Monetary Encumbrances") irrespective of whether Purchaser objects to same. Notwithstanding the foregoing, Purchaser shall not have the right to disapprove any of the following, all of which shall be deemed to be "Permitted Encumbrances" hereunder: (A) matters created or consented to in separate written consent by Purchaser, (B) the Assumed Liabilities, and (C) Permitted Liens. If Purchaser disapproves any encumbrance or other matter reflected in the Title Commitment or Survey with respect to any Facility other than Permitted Encumbrances and Purchaser shall notify Seller prior to the expiration of the Due Diligence Period and Seller shall have ten (10) Business Days from the date of notice of such disapproval in which to cure the same (which cure may be effected by payment and discharge of the objectionable item or by causing the Title Company to remove the same as an exception or affirmatively insure over such item provided such affirmative insurance shall be reasonably satisfactory to Purchaser and any lender of Purchaser and sufficient, in Purchaser's reasonable judgment, to adequately address Purchaser's and any lender's concerns with respect to such matter) and in the event Seller shall fail to effect such cure within said ten (10) Business Day period, Purchaser shall have five (5) Business Days thereafter in which to advise Seller in writing of Purchaser's election (x) to make such payments as are necessary to effect releases of such claims Seller is not prepared to cure, or (y) to extend the Closing Date for all Facilities for a period not to exceed sixty (60) days after the Original Closing Date to enable Purchaser or Seller to so cure. Notwithstanding the foregoing, in the event of any title matters that cannot be cured to Purchaser's reasonable satisfaction, Seller shall have the option to either (i) close on all unaffected Facilities in which event the Purchase Price and the Deposits shall be allocated and applied in accordance with Sections 1.4 and 1.7 or (ii) terminate this Agreement as to all Facilities in which event the Deposits shall be returned to Purchaser and the parties shall have no further obligations or liabilities hereunder, provided that Seller shall reimburse Purchaser for Purchaser's Due Diligence Costs (as defined in Section

11.2) incurred through the date of termination not to exceed $300,000 in the aggregate. In the event that any update to any Title Commitment prior to or on the Closing Date for any Facility reveals any defect not previously shown or disclosed on the initial Title Commitment for such Facility, then either Seller shall cure such defect or, if such defect cannot be cured to Purchaser's reasonable satisfaction, then, Seller shall have the option to either (i) close on all unaffected Facilities in which event the Purchase Price and the Deposits shall be allocated and applied in accordance with Sections 1.4 and 1.7 or (ii) terminate this Agreement as to all Facilities in which event the Deposits shall be returned to Purchaser and the parties shall have no further obligations or liabilities hereunder, provided that Seller shall reimburse Purchaser for Purchaser's Due Diligence Costs (as defined in Section 11.2) incurred through the date of termination not to exceed $300,000 in the aggregate.

          (c) Upon reasonable advance notice from Purchaser, Seller shall permit Purchaser and its agents to conduct environmental assessments for each Facility (collectively, the "Environmental Assessments"), and Seller shall provide copies of any previously prepared Phase I environmental assessments or other environmental assessments in Seller's possession conducted for any of the Assets pursuant to the Preliminary Due Diligence Checklist. Purchaser shall have through the expiration of the Due Diligence Period to approve or disapprove such Environmental Assessments in writing delivered to Seller, with any such disapproval specifying the matter(s) to which Purchaser objects. If any Environmental Assessment recommends that a Phase II be ordered, then such Phase II shall be obtained before Purchaser must approve or disapprove the Environmental Assessment and before Purchaser is required to give the Environmental Notice for such Facility (defined below). Should Purchaser disapprove of any matter set forth in a Phase I or Phase II, Purchaser shall notify Seller in writing of such disapproval and the reasons therefor at or prior to the expiration of the Due Diligence Period (as such period may be extended to permit completion of a Phase II report as contemplated above) (the "Environmental Notice"). The failure of Purchaser to deliver an Environmental Notice to Seller on or prior to the expiration of the Due Diligence Period shall be deemed to be a waiver by Purchaser of any right to object to any matter specifically set forth in such Phase I or Phase II, respectively. If Purchaser delivers an Environmental Notice to Seller prior to the expiration of the Due Diligence Period, Seller shall have ten (10) Business Days from the date of Seller's receipt of such Environmental Notice in which to advise Purchaser whether or not Seller will cure the same prior to Closing, and if Seller fails to effect such cure within said ten (10) Business Day period, Purchaser shall have five (5) Business Days thereafter in which to advise Seller in writing of Purchaser's election (x) to waive the matters to which Purchaser objected and to proceed to Closing or (y) to extend the Closing Date for a period not to exceed sixty (60) days after the Original Closing Date to enable Purchaser or Seller to so cure. Notwithstanding the foregoing, if such matters cannot be cured to Purchaser's reasonable satisfaction, then Seller shall have the option to either
(i) close on all unaffected Facilities in which event the Purchase Price and the Deposits shall be allocated and applied in accordance with Sections 1.4 and 1.7 or (ii) terminate this Agreement as to all Facilities in which event the Deposits shall be returned to Purchaser and the parties shall have no further obligations or liabilities hereunder, provided that Seller shall reimburse Purchaser for Purchaser's Due Diligence Costs (as defined in Section 11.2) incurred through the date of termination not to exceed $300,000 in the aggregate.

     4.11 Financial Information and Audit Assistance. During the term of this Agreement, Seller shall deliver to Purchaser monthly individual Facility income statements not later than the end of the next succeeding calendar month and updated rent rolls not later than the seventh (7th) day of the next succeeding calendar month. On not less than five (5) Business Days prior written notice from Purchaser, Seller agrees to provide Purchaser's auditors sufficient access to information and personnel to obtain all of the information they reasonably require to prepare audited financial statements of the Facilities for fiscal years 2002 through 2005 and comparable unaudited interim financial statements from January 1, 2006 through the Closing Date including without limitation access to Seller's corporate level books and records. Seller also agrees to cause an executive officer of Seller with knowledge concerning the financial affairs of the Facilities to execute and deliver a representation letter to Purchaser's auditors with respect to all financial information delivered to Purchaser and its auditors, in a form and substance substantially similar to what would have been executed and delivered to the auditors had Seller been preparing audited financial statements for such time periods with respect to the Facilities. There has been no material co-mingling of expenses or deductions by Seller among Facilities nor among the various Seller entities.

     4.12 PTO Pay. Seller shall credit to Purchaser on the Closing Statement (as defined in Section 10.1(a)), as of each Closing Date, for all earned and accrued vacation, sick or personal pay or other paid time off of all Transitioned Employees (as defined in Section 5.6) for Facilities being conveyed on such Closing Date (collectively, "PTO"). Seller shall deliver to Purchaser a schedule of PTO of Transitioned Employees employed at a Facility within five (5) days prior to the Closing for such Facility, which schedule shall include all PTO for Transitioned Employees of the applicable Facilities (i) as of the most recent pay period preceding the Closing Date, and (ii) projected PTO as of the Closing Date, which shall assume no further vacation or sick days for all Transitioned Employees except for known scheduled vacation. The schedule shall list all PTO of all Transitioned Employees, including the method of calculation of the PTO and the dollar value thereof to the Transitioned Employees to whom the amounts are potentially owed. Purchaser shall thereafter be responsible for all such PTO to all such Transitioned Employees to the extent of the credit received from Seller at Closing, and the amount of such PTO shall be subject to the post-closing reconciliation process described in Section 10.5 below.

     4.13 No Solicitation. Seller agrees Seller shall not after the date hereof and before the Closing Date (including without limitation any extended Closing Date hereunder), directly or indirectly, through any officer, director, employee, agent or otherwise, solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition of all or any portion of the Assets, or any assets of or equity interest in Seller or any business combination involving Seller, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

     4.14 Final Cost Report. Seller shall prepare and file any and all final cost reports for each Facility as and to the extent required by any Governmental Authority, Government Program or third party payor for the time period for which Seller was the operator or licensee of such Facility within the time frame required by law for each Facility for which such a report should be prepared, but no later than one hundred and twenty (120) days after the Closing Date for such Facility.

     4.15 Employment Records; Resident Records. Except as may be prohibited by Applicable Law, Seller shall make available to Purchaser its Books and Records relating to all Employees of Seller, including any and all records or written documents relating to performance reviews, performance improvement plans, statements of disciplinary actions taken, medical records and all other information maintained in such Employee' personnel files (collectively, "Employee Records"). At each Closing, except as may be prohibited by Applicable Law, Seller shall transfer to Purchaser all Employee Records for the Transitioned Employees at the respective Facilities. Following any Closing, Seller shall have the obligation to (i) remove and retain all Employee Records for all Employees who are not Transitioned Employees and (ii) remove and retain all records relating to all prior residents of the Facilities for which Closing is occurring who were not residing therein on the Closing Date therefor.

     4.16 Lease Consents and Estoppels.

          (a) Seller, at Seller's sole cost and expense, shall obtain lease estoppels from the Facility Lessors, substantially in the form attached hereto as Exhibit 4.16(a)(1), which shall include statements as to the current rental rate and other amounts payable thereunder, the amounts of reserves or escrows for taxes, insurance and CapEx and other reserves or escrows, the amount of security deposits held, and certifying as to the absence of any defaults thereunder and the absence of any events which, with the passage of time, giving of notice, or both, could ripen into an event of default thereunder ("Lessor Estoppels"), and Seller shall at Seller's sole cost and expense also obtain written consent from the Facility Lessors to the assignment of the Facility Leases, and to subleases of the same to, or management agreements with, one or more affiliates of Purchaser, as necessary or appropriate to accommodate Purchaser's licensing or operating structure or the requirements of any lenders, including the applicable Facility Lessor's written confirmation that the applicable Facility Lease is not cross-defaulted with or cross-collateralized by any other lease, document or agreement (other than the other Facility Leases, if and to the extent the Leased Facilities thereunder are actually acquired by Purchaser) and shall include any consents required from any lenders holding outstanding indebtedness secured by any Leased Facility or Real Property to the extent necessary or appropriate substantially in the form of attached Exhibit 4.16(a)(2) ("Lease Consents"). Seller shall at Seller's sole cost and expense also obtain for Purchaser's benefit subordination, nondisturbance and attornment agreements from all lenders holding underlying indebtedness with respect to the Leased Facilities substantially in the form of the attached Exhibit 4.16(a)(3) ("SNDAs"). The executed counterparts of all Lessor Estoppels, Lease Consents and SNDAs from all lessors and underlying lenders shall be delivered to Purchaser at least ten (10) days prior to the Closing Date for the Leased Facilities to which they relate. Purchaser shall not be required to incur any fees or to provide additional deposits (other than as set forth in the Facility Leases) in connection with obtaining the Lessor Estoppels, Lease Consents or if applicable SNDAs or the release of Seller and its affiliates from their obligations with respect to the Facility Leases.

          (b) Receipt of all Lessor Estoppels, Lease Consents and SNDAs are part of the "Required Consents" that are conditions precedent to Closing hereunder pursuant to the provisions of Sections 8.2. Notwithstanding any provision contained herein to the contrary, if such items are not obtained in form and substance reasonably satisfactory to Purchaser prior to the end of the Deferral Period, (which Purchaser will confirm in writing one way or the other), then this Agreement shall be terminated as to the Leased Facilities and the Deposits shall be allocated and refunded in accordance with Sections 1.4 and 1.7 and this Agreement shall remain in effect with respect to the remainder of the Assets as set forth in Section 1.2(b)(i).

     4.17 Acquisition of Conveyance Assets. Seller shall timely and properly exercise its right to acquire the Conveyance Assets and shall acquire good and marketable fee simple title to the Conveyance Assets, free and clear of the Conveyance Asset Leases, on or prior to the Closing Date with respect to the Facility for which such Conveyance Asset Lease is in effect such that, on such Closing Date, such Conveyance Asset is in fact owned by Seller, and is subject only to the Permitted Encumbrances. If Seller acquires the Conveyance Assets directly from the lessor for reconveyance to Purchaser, Seller shall pay all costs and expenses in connection with its acquisition of the Conveyance Assets and termination of the Conveyance Asset Leases, including without limitation, any fees or expenses of the lessors thereunder or any underlying lenders, the purchase price payable to such lessors, and all transaction costs and expenses required to be paid to effect such conveyance and termination; provided, however, at Seller's option, Seller shall cause the lessors under the Conveyance Assets to convey such Conveyance Assets directly to Purchaser provided (i) title to the Conveyance Assets is unimpaired and otherwise of the same condition and quality as is required for the remainder of the Owned Facilities, (ii) the representations and warranties Purchaser receives with respect to the Conveyance Assets is not reduced or diminished thereby, (iii) all closing documents delivered in connection therewith are in the same form as the Seller Documents delivered at the closings for the other Owned Facilities and (iv) Seller is responsible for and pays any and all costs associated with such direct conveyance which are in addition to or in excess of the costs that would otherwise have been borne by Purchaser pursuant to the express terms hereof. If the Conveyance Assets are conveyed by the lessors thereof directly to Purchaser, the expenses related to the transfer of title thereto shall be paid as set forth in Section 10.4.

     4.18 Surveys; Relicensing Surveys and Cooperation. Seller shall provide to Purchaser any Licensure Surveys including without limitation reports, waivers of deficiency, plans of correction, and any other investigation reports issued with respect to the Facilities between the Effective Date and the respective Closing Date for each Facility. To the extent any Licensure Surveys reflect any deficiencies or violations, Seller shall remedy and discharge such deficiencies and violations, including filing and complying with any plans of correction or other remedial action required by any Governmental Authority prior to the Closing for any Facility to which such deficiencies or violations relate. Seller shall be obligated to deliver to Purchaser upon Purchaser's request all information and documentation within Seller's control to enable Purchaser to make timely filings with the Governmental Authorities.

     4.19 Absence of Certain Changes or Events. Seller will not cause or permit any of the following with respect to the Employees at the Facilities: any new bonus, percentage compensation, service award or other like benefit, or any increase in the compensation payable or to become payable by Seller to any of its Employees (except compensation granted to new Employees who are hired in the ordinary course of business and then only upon terms consistent with other Employees having comparable duties and experience and except for reasonable raises in the ordinary course of business of which Seller shall notify Purchaser prior to the implementation thereof); or any change in the method of calculating any presently existing bonus, percentage compensation, service award or other like benefit, granted, made or accrued to or to the credit of any of the Employees of Seller, or any increase in any Employee welfare, insurance, pension, retirement or similar payment or arrangement made or agreed to by Seller pursuant to existing welfare, pension and retirement Employee Benefit Plans and arrangements, deferred compensation, or other Employee Benefit Plans.

     4.20 Continued Insurance. Seller shall continue to maintain its current liability insurance coverages (including maintaining any funding in any captive program) with respect to the Facilities for a period of two (2) years after the final Closing hereunder at the same levels of coverage as existed on the Effective Date.

     4.21 Key Employees; Non-Solicitation. Seller shall not terminate the employment of any of the Employees listed on Schedule 4.21(a) ("Key Employees") without the prior consent of Purchaser. Seller shall promptly notify Purchaser of any resignation of any such Key Employees and will consult with Purchaser prior to replacing any such Key Employees. In addition, Seller for itself and on behalf of its affiliates and principals set forth on Schedule 4.21(b) (the "Restricted Parties") agrees that the Restricted Parties will not solicit for employment any existing Employees at any of the Facilities between the Effective Date and the Closing Date hereunder, and will not solicit for employment any Transitioned Employees for a period of two (2) years after the Closing Date. Seller shall cause all Restricted Parties to execute and deliver written documentation evidencing such consent and agreement to be bound by the provisions hereof simultaneously herewith in the forms attached hereto as
Exhibit 4.21(a) and Exhibit 8.7, respectively. In addition, Seller covenants and agrees that upon the Closing Date hereunder, Seller will cause William J. Stout, Jr. and Mark D. West to execute and deliver the Consulting Agreements in the form attached hereto as Exhibit 4.21(b) (the "Consulting Agreements").

     4.22 COBRA Compliance. Seller shall continue to be liable and responsible for, and Purchaser shall incur no liability or responsibility with respect to, any "Continuation Coverage" (as that term is defined by COBRA Section 4980B of the Code and Section 601, et seq. of ERISA) for any Employee of Seller terminated at any time prior to Closing, from and after the Closing. Except for PTO for Transitioned Employees to the extent that a credit is received by Purchaser at Closing in accordance with Section 4.12, Purchaser specifically shall not assume, honor or accept any employee benefit plan of Seller or its parent or affiliates, including but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA and Seller shall be solely responsible for satisfying all obligations (whether arising under federal, state or local law or pursuant to contract) which may arise or which may have arisen prior to the Closing Date in connection with the employment by Seller of Seller's Employees or the creation, funding, operation or termination of any of the employee benefit plans that cover any of Seller's Employees and Seller shall give all WARN notices required by Applicable Law. Seller shall remain responsible for maintaining or terminating all Employee Benefit Plans in compliance with applicable law and Purchaser shall have no obligation with respect to any of Seller's Employee Benefit Plans at any time.

     4.23 Capital Expenditures. Seller shall complete all capital projects as set forth on Schedule 2.13, and all capital projects as needed on an emergency basis or as otherwise required to maintain the Facility or Facilities in good operating condition in a good and workmanlike manner, using materials and labor, all consistent with the remainder of the Facilities, all at Seller's sole cost and expense.

     4.24 Changes in Representations and Warranties. Throughout the period from the Effective Date through and including the Closing Date, Seller shall give Purchaser prompt written notice of any representation and warranty made by Seller in this Agreement which becomes materially inaccurate or incorrect, to the extent Seller obtains knowledge of such inaccuracy or incorrectness. The giving of such notice shall not limit or modify any rights of Purchaser hereunder arising in the case of a breach of a representation or warranty by Seller.

                                    ARTICLE 5
                             COVENANTS OF PURCHASER

     Purchaser covenants and agrees with Seller that:

     5.1 Confidentiality; Indemnification.

          (a) Prior to Closing, Purchaser will keep confidential all information relating to the terms of this Agreement, all information relating to Seller, and all financial statements, drawings, designs, customer and supplier lists relating to Seller received by Purchaser (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority or disclosed pursuant to Applicable Law, regulation, order, subpoena or demand of any Governmental Authority (including any disclosure required of Purchaser's parent company pursuant to applicable securities laws) or as is necessary to be disclosed to lessors, lenders, Governmental Authorities, Purchaser and its Representatives and third parties in order to consummate this transaction) and such information shall not at any time be used for the advantage of Purchaser or its Representatives, except as otherwise contemplated by this Agreement. Purchaser agrees, in connection with the foregoing that during the Due Diligence Period, Purchaser will instruct and advise Purchaser's Representatives visiting the Facilities not to indicate to any of Seller's Employees that such investigations, tests, and inspections are being done in connection with a proposed purchase of the Facilities. After execution of this Agreement, Seller shall disclose to its employees Purchaser's right to purchase the Assets. After the Due Diligence Period expires without termination by Purchaser, Purchaser may make offers of employment to such Employees, such employment to be effective as of the Closing Date.

          (b) Purchaser hereby agrees to indemnify and hold harmless Seller against any physical damages to the Facilities or physical injuries associated with or resulting from Purchaser's inspections or access to the Assets, which undertaking shall survive the termination of this Agreement or the conveyance of the Assets by Seller to Purchaser for the period of one (1) year. Purchaser further undertakes that any damage occasioned to the Real Property, Personal Property or the Facilities caused by such inspections or investigations shall be cured by restoring the Real Property, Personal Property or portion of the Facilities disturbed or damaged back to its pre-entry and pre-disturbed state. The parties acknowledge that Purchaser's Basket (as defined in Section 7.2(b)) shall not apply to the foregoing indemnity since Purchaser's Basket only applies to Seller Indemnified Losses pursuant to Section 7.2(a)(ii).

     5.2 Compliance with Laws. Purchaser shall comply in all material respects with all Applicable Laws of all Governmental Authorities, in conjunction with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

     5.3 Assumption of Contracts, Equipment Leases, and Tenant Leases. Purchaser shall review the Contracts, the Equipment Leases and the Tenant Leases during the Due Diligence Period and, on or prior to the expiration of the Due Diligence Period, shall give notice to Seller indicating which of the Contracts and the Tenant Leases that Purchaser wishes not to assume at Closing. Thereafter, Seller shall give notice to all parties under the Contracts and the Tenant Leases that Purchaser has elected not to assume and Seller shall terminate such Contracts and Tenant Leases on or prior to the Closing Date and Seller shall be responsible for all costs and expenses of such termination, including any costs or expenses that arise after the Closing Date in connection therewith. Purchaser shall assume all Equipment Leases. Purchaser shall be deemed to have elected to assume all Contracts and Tenant Leases other than those identified in Purchaser's notice, which are herein collectively referred to, respectively, as the "Assumed Contracts," and the "Assumed Tenant Leases" and at Closing, Purchaser and Seller shall execute and enter into the form of assignment and assumption agreement set forth herein in Exhibit 5.3 (the "Assignment and Assumption Agreement") whereby Seller shall assign and Purchaser shall assume the Assumed Contracts, the Equipment Leases and the Assumed Tenant Leases. Seller shall bear any costs and expenses of obtaining any consents to such assumption of the Assumed Contracts, the Equipment Leases and the Assumed Tenant Leases. All amounts payable under the Assumed Contracts, Equipment Leases and Assumed Tenant Leases and Facility Leases shall be prorated through the Closing Date pursuant to Section 10.3 and Section 10.5.

     5.4 Resident Records. Purchaser understands that all of the Seller's Resident Records for Residents of the Facilities as of the Closing Date are being transferred hereunder to Purchaser subject to the requirements of Applicable Laws. Purchaser agrees to maintain all such Resident Records for the requisite period prescribed by Applicable Law. In addition, if and to the extent permitted by Applicable Law, Purchaser agrees to allow Seller, or Seller's agents or representatives upon reasonable advance notice and at Seller's sole cost and expense, to examine from time to time such Resident Records relating to the period of Seller's operation of the Facilities, to promptly cooperate with Seller, Seller's agents or representatives in their examination or review of such Resident Records, and to permit Seller to obtain copies thereof, upon request.

     5.5 Cooperation. Purchaser shall cooperate with Seller and provide reasonable access to the Books and Records in Purchaser's possession which are required by Seller to respond to any litigation, government audit, and/or third-party payor audit, upon reasonable advance notice and to the extent permitted by Applicable Law. Seller shall be responsible for the cost and expense of copying any records in Purchaser's possession or any costs of third parties unrelated to Purchaser (e.g. record management companies) in making the records available to Seller.

     5.6 Employment. Purchaser agrees that prior to Closing and subject to Purchaser's normal employment screening process (i.e., background check, drug-testing, etc.), Purchaser will tender offers of employment to substantially all of Seller's Employees at such Facility. Purchaser shall have no obligation to tender offers of employment to any of Seller's employees whose position is not related solely to a single Facility, such as those employees of Seller who provide managerial oversight to more than one of Seller's Facilities, those employees who are officed at Seller's headquarters buildings and perform administrative functions, such as marketing, accounting, public relations, any executive beyond the residence director or executive director level or any of Seller's Employees who provide on-site accounting services at any

Facility. Those persons who accept an offer of employment from Purchaser are referred to herein as "Transitioned Employees."

     5.7 Consents, etc.

          (a) Subject to Seller's performance of its obligation to cooperate and provide information as contemplated by Section 4.18 hereof, Purchaser shall make all filings with Governmental Authorities, and use commercially reasonable efforts to seek to obtain all permits, approvals, authorizations and consents of all Governmental Authorities required to consummate the transactions contemplated by this Agreement, including, without limitation, filing applications to obtain all necessary or appropriate approvals for all licenses, agreements, certificates and other consents from all Governmental Authorities, third parties and Government Program agencies, including, without limitation, Medicare and Medicaid provider agreements entered into with each applicable Governmental Authority and the United States, if any, and any municipality, or other governmental agency or administrative body that authorizes or regulates the operations of the Facilities and the conduct of the Business at the Facilities as presently operated (individually and collectively, "Governmental Approvals"). Each party shall furnish promptly to each other all information that is not otherwise available to the other party and that such party may reasonably request in connection with any such filing.

          (b) Purchaser shall cooperate with Seller, on a commercially reasonable basis, to obtain the Lessor Consents, Lease Estoppels, releases of Seller and its Affiliates and if applicable the SNDAs in connection with the assignment by Seller to Purchaser of the Facility Leases, but Purchaser shall have no obligation to post additional deposits (other than as set forth in the Facility Leases). In connection therewith, Purchaser agrees to accept from the lessor under the Facility Leases any form of Lease Estoppel that is commercially reasonable.

          (c) The Governmental Approvals described in Section 5.7(a) and the Lessor Consents, Lease Estoppels and if applicable SNDAs shall be referred to as "Required Consents."

     5.8 Further Documentation. Purchaser agrees that, for the two (2) year period following the Closing Date hereunder, upon request by Seller, it will do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, and delivered, all such further acts, documents and assurances as may be reasonably required, without enlarging or extending any obligations or liability of Purchaser under this Agreement in any manner and without requiring the expenditure of funds by Purchaser, as necessary to fully consummate the transactions contemplated by this Agreement.

     5.9 Changes in Representations and Warranties. Throughout the period from the Effective Date through and including the Closing Date, Purchaser shall give Seller prompt written notice of any representation and warranty made by Purchaser in this Agreement which becomes materially inaccurate or incorrect, to the extent Purchaser obtains knowledge of such inaccuracy or incorrectness. The giving of such notice shall not limit or modify any rights of Seller hereunder arising in the case of a breach of representation or warranty by Purchaser.

                                    ARTICLE 6
                                 OTHER COVENANTS

     6.1 Resident Rents; Accounts Receivable.

          (a) Prior to Closing, Seller shall bill the Residents in the ordinary course of business for amounts due under Residency Agreements, and Purchaser shall assume responsibility for the billing of such amounts on and after the Closing Date. Notwithstanding the foregoing, Seller shall be responsible for billing amounts under Government Programs under Seller's provider number for services rendered at any time prior to the Closing Date for the Facility where such services were rendered and Purchaser shall obtain its own Government Programs provider numbers and shall bill Government Programs for services provided at any time after the respective Closing Date for such Facility. The parties acknowledge that generally, private pay Residents are billed monthly by Seller in advance on or about the 20th through 25th of each month, while Government Programs are billed in arrears. Regardless of which party bills the Residents or Government Programs, the portion of all Resident rents and service fees allocable to the time period prior to the Closing Date shall be allocated to Seller and the portion thereof allocable to the time period on or after the Closing Date shall be allocable to Purchaser and will be accounted for as part of the reconciliation process set forth in Section 10.5(b).

          (b) Delinquent rents and service fees for the period prior to each Closing Date will remain the property of Seller. Seller shall retain all rights in and title to all pre-closing accounts receivable except to the extent any portion relates in part to dates after the Closing Date. Seller agrees that it will not evict any current Residents at any of the Facilities between the Effective Date and the Closing Date without Purchaser's prior written consent.

          (c) All rents and service fees received by either party after each Closing Date from any Resident which do not specify the service dates for which such payment relates will be applied as follows: (i) first, to rent and service fees of that Resident then due and payable to Purchaser, (ii) second, to the delinquent rents and service fees of that Resident attributable to the periods prior to the Closing Date which if collected by Purchaser, shall be remitted to Seller within twenty (20) days after receipt, and (iii) third, to future rent and service fees of that Resident due and payable to Purchaser. All payments received by either Purchaser or Seller from private pay Residents which specify a date of service for such Residents shall be credited to the party who rendered the services on the specified dates. In addition, Purchaser shall remit to Seller within twenty (20) Business Days of its receipt thereof any payments under Governmental Programs received by Purchaser that apply to a pre-Closing account of the Resident for whom the payment is made in accordance with the dates of service indicated on the remittance, together with a copy of the remittance advice.

          (d) At each Closing, Purchaser shall receive a prorated credit for the residency fees for the month in which the Closing occurs equal to (i) the amount of all prepaid residency fees actually received by Seller as of the date one (1) Business day prior to the Closing Date. Seller shall also promptly remit to Purchaser any amounts received by Seller after the Closing Date that relate to the period after the Closing Date, and shall not act upon any automatic deposit or debt mechanism for any Resident after the Closing Date. To the extent necessary, any other residency fees shall be subject to the post-closing reconciliation process described in Section 10.5 below.

          (e) Each party agrees that they will provide each other with any information reasonably required to enable either party to complete its billing to Residents and Governmental Programs.

     6.2 Licensing Matters.

          (a) If prior to the Closing or within one (1) year following any Closing Date, there is a cost incurred to resolve any conditions relating to the Facilities, Real Property or the Personal Property that existed as of the Closing Date subject to and required by Governmental Authorities as a result of a survey and/or re-licensing inspection by any Governmental Authority in connection with Purchaser's attempts to obtain Governmental Approvals (a "Licensing Survey"), Seller shall bear all such costs to the extent they are based on Applicable Laws in effect as of the relevant Closing Date for the applicable Facility and the condition of the relevant Facility(ies) as of Closing. Seller shall have the right to promptly approve any third party whose services are engaged to resolve any condition described above to the extent the cost to resolve such condition exceeds $10,000, such approval not to be unreasonably withheld.

          (b) In connection with any Licensing Survey, Seller and Purchaser agree to cooperate fully with each other in preparing, filing, prosecuting, and taking any other actions with respect to any applications, requests, or actions that are or may be reasonable and necessary to obtain the Governmental Approvals.

          (c) With respect to (i) any Licensing Survey, and (ii) any other survey or other relicensing inspection by any Governmental Authority conducted at any time after the applicable Closing Date for any Facility as a result of Purchaser's application for Governmental Approvals, Seller agrees to be responsible for all citations and/or deficiencies attributable to (i) pre-closing activities that violate a healthcare statute, rule or regulation (and which violation did not first occur after the Closing Date) and (ii) pre-closing conditions, and Seller shall correct and/or pay for such citations and/or deficiencies to the extent applicable. Seller's responsibility shall include correcting all non-compliances and/or citations, paying any and all fines, providing a Plan of Correction (prior to Closing), providing and bearing the expense for all consultants, staff, materials, supplies and equipment necessary to complete the Plan of Correction, and achieve full compliance. To the extent that such corrections cannot be completed prior to Closing, then Seller shall be required to place in escrow an amount equal to one hundred percent (100%) of the reasonable estimated cost of the corrections required in the Plan of Correction. Nothing herein shall limit Seller's right to contest any matter described in this paragraph, provided such protest is timely and properly pursued and does not delay any Closing hereunder.

     6.3 Pre-Closing Access. During the two (2) week period prior to the Closing Date, Seller shall permit Purchaser's employees and representatives to be present at the Facilities at scheduled times to conduct meetings and training with Employees, to commence installation of time clocks, computers, billing, accounting and security systems, and to have access to residence directors, executive directors and directors of nursing to permit training at Purchaser's corporate or regional headquarters, and do such other things as may be reasonably necessary to effect an orderly transition of such Facility.

                                    ARTICLE 7
                                 INDEMNIFICATION

     7.1 Indemnification by Seller.

          (a) Seller shall, jointly and severally, indemnify, protect, defend, exculpate and hold Purchaser, Purchaser's Permitted Assignees and their partners, directors, members, shareholders, officers, employees and agents (collectively, "Purchaser Indemnified Parties") harmless from and against, and agree promptly to defend Purchaser Indemnified Parties from and reimburse Purchaser Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, costs of investigation, reasonable attorneys' fees and other legal costs and expenses) ("Purchaser Indemnified Losses") which Purchaser Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

          (b) Any and all obligations of Seller (or Seller's affiliates and agents) of any nature whatsoever, including without limitation, all liabilities and obligations with respect to claims, damages, or injury, related to or arising out of the ownership or operation of the Real Property, the Personal Property, the Facilities or any other Assets prior to the respective Closing Date therefor, whether such obligation accrues or is asserted before or after such Closing Date, except the Assumed Liabilities related to such Assets conveyed on such Closing Date and other such obligations as may be expressly assumed by Purchaser herein;

          (c) Any breach or inaccuracy in any of the representations or warranties made by Seller in or pursuant to this Agreement or in any instrument, certificate or affidavit delivered by Seller at any Closing, or from any misrepresentation in or omission from this Agreement or any Exhibit, Schedule, certificate, or other executed document furnished or to be furnished to Purchaser hereunder;

          (d) Any breach of any covenant, agreement or undertaking made by Seller under this Agreement or as set forth in any instrument, certificate or affidavit delivered by or on behalf of Seller at any Closing;

          (e) Any and all liability or loss arising out of or relating to any failure in connection with the transactions contemplated herein to comply with the requirements of any laws or regulations relating to bulk sales or transfers; and

          (f) Any and all claims relating to PTO made against Purchaser by a Transitioned Employee for those amounts in excess of the PTO benefit which Seller transferred to Purchaser at any Closing.

          (g) Except as provided otherwise herein, (i) in determining the amount of a Purchaser Indemnified Loss, any materiality qualifier (including, without limitation, any qualification or reference as to material, materiality or Material Adverse Change) in a representation or warranty shall be ignored, and
(ii) Seller shall be liable for Purchaser Indemnified Losses pursuant to Section 7.01(a)(ii) only if the aggregate amount of such Purchaser Indemnified Losses exceeds an amount of One Hundred Thousand Dollars ($100,000.00) ("Seller's Basket"), but once such Seller Basket is reached, the full amount of such Purchaser Indemnified Losses shall be due and payable by Seller and collectable by Purchaser Indemnified Parties hereunder.

          (h) Without in any way limiting Purchaser's rights under the indemnification set forth in this Section 7.1, if Seller does not pay Purchaser an amount claimed for a Purchaser Indemnified Loss within thirty (30) days following Purchaser's demand therefor, then such claim shall be payable out of an "Escrow Holdback" to be established as hereinafter set forth. At the first Closing hereunder, Purchaser shall deposit with Title Company, as escrow agent, out of the Purchase Price the sum of Two Million Five Hundred Fifty Thousand Dollars ($2,550,000.00) (the "Escrow Holdback"). Title Company shall hold the Escrow Holdback and distribute the Escrow Holdback in accordance with the terms of an Escrow Holdback Agreement to be entered into between the parties at Closing, in the form attached hereto as Exhibit 7.1(h) (the "Escrow Holdback Agreement"). The purpose of the Escrow Holdback Agreement shall be to provide readily available funds for satisfaction of a claim for a Purchaser Indemnified Loss made within eighteen (18) months after the last Closing Date. Nine (9) months after the final Closing Date, the balance of the Escrow Holdback shall be reduced to the sum of (i) $850,000 and (ii) the aggregate amount of any claims against one or more Purchaser Indemnified Parties for any Purchaser Indemnified Losses to the extent that such claims are threatened, pending or unresolved as of such date. The difference between $2,550,000 and such sum shall be returned to Seller; provided that if the aggregate amount of such claims against the Purchaser Indemnified Parties is $2,000,000 or greater, no amount shall be returned to Seller. Upon (i) the settlement or resolution of each such claim against the relevant Purchaser Indemnified Parties and the payment of the amounts for which such claim is settled or resolved or (ii) the release of the relevant Purchaser Indemnified Parties as a party to such claims, the remainder of the Escrow Holdback less the sum of (i) $850,000 and (ii) the aggregate amount of any such remaining claims against one or more Purchaser Indemnified Parties, shall be immediately returned to Seller. At the end of the eighteen
(18) month escrow period, the balance of the Escrow Holdback, less the aggregate amount of any claims against one or more Purchaser Indemnified Parties for any Purchaser Indemnified Loss that is threatened, pending or unresolved as of such date, shall be refunded to Seller. Thereafter, (i) upon the settlement or resolution of any such claim against the relevant Purchaser Indemnified Parties and the payment of the amount for which such claim is settled or resolved, or
(ii) the release of the relevant Purchaser Indemnified Parties as a party with respect to such claim, the remainder of the Escrow Holdback less the aggregate amount of any such remaining claims against Purchaser Indemnified Parties, shall be immediately returned to Seller.

          (i) Claims for Purchaser Indemnified Losses by Purchaser Indemnified Parties may only be brought by such Purchaser Indemnified Party if the Purchaser (or Purchaser's Permitted Assignees, if applicable) joins in making such claim, it being the parties intent that Purchaser Indemnified Parties other than Purchaser (or Purchaser's Permitted Assignees, if applicable) not have a separate and independent right to assert an indemnification claim pursuant to this Agreement unless Purchaser (or Purchaser's Permitted Assignees, if applicable) joins in making such claim.

     7.2 Indemnification by Purchaser.

          (a) Purchaser shall indemnify, protect, defend, exculpate and hold Seller, and their respective members, governors, managers, officers, employees and agents (collectively, "Seller Indemnified Parties") harmless from and against, and agree promptly to defend Seller Indemnified Parties from and reimburse Seller Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, costs of investigation, reasonable attorneys' fees and other legal costs and expenses) ("Seller Indemnified Losses") which Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

          (b) Any and all obligations of Purchaser (or Purchaser's affiliates and agents) of any nature whatsoever, including without limitation, all liabilities and obligations with respect to claims, damages, or injury related to or arising out of the ownership or operation of the Real Property, the Personal Property, the Facilities or any other Assets after the respective Closing Date therefor, except such obligations as may be expressly assumed or retained by Seller hereunder;

          (c) Any breach or inaccuracy of any of the representations or warranties made by Purchaser in this Agreement or in any instrument, certificate or affidavit delivered by Purchaser at any Closing, or from any misrepresentation in or omission from this Agreement or any Exhibit, Schedule, certificate, or other executed document furnished or to be furnished to Seller hereunder;

          (d) Any breach of any covenant, agreement or undertaking made by Purchaser under this Agreement or as set forth in any instrument, certificate or affidavit delivered by or on behalf of Purchaser at any Closing; and

          (e) Any and all PTO claims made against Seller by a Transitioned Employee as to whom Purchaser received a credit against the Purchase Price for PTO pursuant to Section 10.3 hereof, but only to the extent that Purchaser failed to provide the corresponding PTO benefit which it received from Seller hereunder to such Transitioned Employee.

          (f) Except as otherwise provided herein, (i) in determining the amount of a Seller Indemnified Loss, any materiality qualifier (including, without limitation, any qualification or reference as to material, materiality or Material Adverse Change) in a representation or warranty shall be ignored, and
(ii) Purchaser shall be liable for Seller Indemnified Losses pursuant to Section 7.2(a)(ii) only if the aggregate amount of such Seller Indemnified Losses exceed an amount of One Hundred Thousand Dollars ($100,000.00) ("Purchaser's Basket"), but once such Purchaser Basket is reached, the full amount of such Seller Indemnified Losses shall be due and payable by Purchaser and collectable by Seller Indemnified Parties hereunder. Notwithstanding the foregoing, Purchaser's Basket shall not apply to Purchaser's obligations as to PTO assumed by Purchaser or amounts received by Purchaser from or with respect to Residents as to which Purchaser is obligated to remit such amounts to Seller or the breach by Purchaser of its confidentiality obligations hereunder, as the Purchaser's Basket only applies to Seller Indemnified Losses pursuant to Section 7.2(a)(ii).

          (g) Claims for Seller Indemnified Losses by Seller Indemnified Parties may only be brought by such Seller Indemnified Party if the Seller joins in or consents to making such claim, it being the parties intent that Seller Indemnified Parties other than Seller not have a separate and independent right to assert an indemnification claim pursuant to this Agreement unless Seller joins in making such claim.

     7.3 Notification of Claims.

          (a) A party entitled to be indemnified pursuant to Section 7.1 or 7.2 (the "Indemnified Party") shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand which the Indemnified Party has determined gives rise or will likely give rise to a right of indemnification under this Agreement, as soon as possible after the Indemnified Party becomes aware of such claim or demand and has made such determination; provided, however, that the Indemnified Party's failure to give such notice to the Indemnifying Party in a timely fashion shall not result in the loss of the Indemnified Party's rights with respect thereto except to the extent any party to this Agreement is prejudiced by the delay, and then only to the extent of such prejudice. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article VII within thirty (30) days after the receipt of written notice thereon from the Indemnified Party, it being agreed that the Indemnifying Party need not satisfy such obligations during any period in which the Indemnifying Party is defending in good faith the applicable third party claim in the manner described hereinbelow.

          (b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 7.3(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a claim or demand for which it must indemnify or hold harmless the Indemnified Party under Sections 7.1 or 7.2, the Indemnifying Party shall have the right to either (i) pay such claim or demand or (ii) employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any such claim or demand. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case reasonably in advance of the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 7.3(a) of its election to defend in good faith any such third party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party and is able to demonstrate to the Indemnified Party its financial wherewithal to fully perform its indemnification obligation in the event such contested claim is resolved adversely to the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand. In no event shall any such claim or demand be settled in a commercially unreasonable manner. The Indemnified Party shall make available to such counsel all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party claim or demand. Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so.

          (c) An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim against an Indemnified Party or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's affiliates.

     7.4 Survival of Representations, Warranties and Covenants; Claims Period. All of the representations and warranties of the parties contained in this Agreement shall survive all Closings and continue in full force and effect for a period of two (2) years following the final Closing hereunder. All of the other covenants of the parties contained in this Agreement to be performed after Closing shall survive the final Closing hereunder until such covenants are fully satisfied or performed (including continuing performance during a post-Closing time period specified herein with respect to such covenant). For purposes of this Agreement, a "Claims Period" shall be the period after the final Closing Date during which a claim for indemnification may be asserted under this Agreement by an indemnified party. The Claims Periods under this Agreement shall commence on the final Closing Date and shall terminate as follows:

          (a) with respect to Purchaser Indemnified Losses arising under Section 7.1(a)(ii) with respect to any breach or inaccuracy of any representation or warranty by Seller, the Claims Period shall terminate on the date that is two
(2) years thereafter;

          (b) with respect to Seller Indemnified Losses arising under Section 7.2(a)(ii) with respect to any breach or inaccuracy of any representation or warranty of Purchaser, the Claims Period shall terminate on the date that is two
(2) years thereafter; and

          (c) with respect to all other Purchaser Indemnified Losses or Seller Indemnified Losses arising under this Agreement, the Claims Period shall terminate on the date that is three (3) years thereafter.

Notwithstanding the foregoing, if prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified as provided hereunder of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof. If any act, omission, disclosure or failure to disclosure shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party's right to make a claim based on the breach of representation or warranty still surviving.

     7.5 Controversies. Except as otherwise provided in this Agreement, in the event of any dispute, controversy, or claim between Seller and Purchaser arising out of, relating or with respect to the subject matter of this Agreement, the parties shall use commercially reasonable efforts to attempt to resolve such dispute amicably first by resort to good faith negotiations and then by mediation in accordance with the Rules of Practice and Procedure for Judicial Arbitration and Mediation Services ("JAMS"). If the parties are unable to resolve such dispute within a reasonable time period using such procedures, then either party may seek relief in a court having jurisdiction over the subject matter.

     7.6 Certain Repairs. At the initial Closing hereunder, Purchaser shall deposit with Title Company, as escrow agent, as a deduction from the Purchase Price, the sum of Six Hundred Seventy Five Thousand and No/100 Dollars ($675,000.00) (the "Repair Escrow") for the purpose of providing for payment for the designated repairs of the Facilities as estimated on Exhibit A (the "Repairs") up to an amount equal to the Repair Escrow in the aggregate. Seller shall promptly solicit not less than three (3) bids per item from contractors reasonably acceptable to Purchaser (including consideration of experience, insurance, quality and timeliness of work, and other relevant criteria) and, following Purchaser's selection from among such bids, Purchaser shall engage selected contractors to complete the Repairs. Upon completion of individual projects within the list of Repairs, or otherwise in accordance with the terms of approved contracts for Repairs, Purchaser shall submit paid invoices to Title Company from the contractors and upon receipt of same, the Title Company shall distribute to Purchaser from the Repair Escrow reimbursements for such paid Repairs. Upon completion of all Repairs in accordance with this paragraph, the balance of the Repair Escrow, if any, shall be returned to Seller. If the Repair Escrow is exhausted prior to completion of Repairs, the balance, if any, of the remaining cost of such Repairs shall be the responsibility of Purchaser. The parties agree to use commercially reasonable efforts to facilitate the prompt completion of the Repairs and Purchaser agrees not to unreasonably withhold its approval where called for. In the event any Facility referenced on Exhibit A is not included in the initial Closing, then the amount allocated for Repairs for such Facility shall be deposited with the Title Company upon the Closing of the purchase of such Facility.

                                    ARTICLE 8
                   CONDITIONS TO THE OBLIGATIONS OF PURCHASER

     Each and every obligation of Purchaser under this Agreement, except for the obligations of Purchaser to be fulfilled prior to the Closing and obligations that survive termination of this Agreement, shall be subject to the satisfaction, on or before the Closing, of each of the following conditions set forth in this Article VIII, unless waived in writing by Purchaser. The following constitute material conditions to Purchaser's performance hereunder:

     8.1  Representations and Warranties; Performance.

          (a) The representations and warranties made by Seller herein and in the Related Documents, shall be true and correct in all material respects as of the Effective Date and at and as of the Closing, with the same effect as though made on such date. Seller shall have delivered to Purchaser a certificate of Seller dated as of the Closing Date, in the form of attached Exhibit 8.1 certifying to such compliance and completion.

          (b) Seller shall have performed and complied with each of its covenants pursuant to this Agreement or any Related Documents in all material respects through the Closing.

     8.2 Required Consents and Approvals; No Facility Lease Defaults; Conveyance of Conveyance Assets; Authorization.

          (a) Purchaser or its designee shall have obtained all Required Consents (provided that failure to obtain the HRT Consents relating to the assumption of the Facility Leases shall not be a failure of a condition precedent as to the Assets other than the Leased Facilities).

          (b) There shall be no default, or event which with the passage of time or giving of notice or both would constitute a default under any of the Facility Leases.

          (c) Seller shall have received good and marketable fee simple title to the Conveyance Assets (or caused same to be delivered to Purchaser pursuant to the provisions of Section 4.17) and Seller shall have obtained the termination of the Conveyance Asset Leases as required under Section 4.17.

          (d) Purchaser shall have received certified copies of resolutions duly adopted by the members of Seller and other required parties, as appropriate, approving the transactions contemplated by this Agreement, and any resolutions required by the Title Company in connection with the conveyances of the Conveyance Assets by the lessors under the Conveyance Asset Leases.

     8.3 No Destruction or Condemnation of Property. The Facilities shall not have suffered "material damage, destruction or loss." If after the Effective Date one or more Facilities incur damage, destruction or loss which is not material damage, destruction or loss, the amount required to repair any such damage, destruction or loss (in all instances to restore such Facility to full functional status consistent with prior operations) as set forth in a reasonable written estimate, shall be deducted from the Purchase Price and there shall be no delay of the Closing Date. For the purposes of this Section, "material damage, destruction or loss," shall mean (i) any condemnation or threat thereof, to any one or more Facilities irrespective of the cost to repair, or the portion of the Facility impacted thereby, and (ii) any damage to any one or more of the Facilities, the costs of repair for which exceed $200,000 as to any particular Facility or $500,000 in the aggregate as to all Facilities or which materially interferes with the operation of the Facility or renders such Facility less than a functional structure to continue to operate the Business therein. At any Closing for a Facility which has incurred damage, destruction or loss (both material or immaterial), Purchaser shall receive an assignment of rights to insurance proceeds or condemnation awards and a credit for any such proceeds or awards previously disbursed, plus the amount of any deductible or uninsured loss.

     8.4 No Proceeding or Litigation. No injunction, judgment, order, decree, ruling, or charge shall be in effect under any action, suit or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator that (i) prevents consummation of any of the transactions contemplated by this Agreement or (ii) would cause any of the transactions contemplated by this Agreement to be rescinded following consummation, provided that Purchaser has not solicited or encouraged any such action, suit or proceeding.

     8.5 Title Insurance. Title to the Real Property shall be as required by
Section 4.10 above and Purchaser shall have received the Title Policies in the forms therein described.

     8.6 Material Adverse Change. There shall have been no "Material Adverse Change." For purposes hereof, the term "Material Adverse Change" shall mean any change or event or effect subsequent to November 30, 2005 that is materially adverse to the business or financial condition of the Facilities.

     8.7 Non-Competition Agreement. Seller, the Restricted Parties and Purchaser shall execute and deliver at Closing a non-competition agreement substantially in the form of Exhibit 8.7 ("Non-Competition Agreement") containing the following terms: from and after the Closing Date and for the period ending two
(2) years after the Closing, that Seller and the Restricted Parties shall not, directly or indirectly, within a ten (10) mile radius of each of the Facilities in such Closing, own, operate or lease any skilled nursing facility, assisted living facility, independent living facility, continuing care retirement community, adult or senior day care facility, or other facility or service catering primarily to senior citizens, the elderly or those suffering from Alzheimer's, dementia or other similar conditions; provided, however, that nothing herein shall prohibit the Restricted Parties from (i) developing and constructing "senior duplexes" consisting of purely residential homes for senior citizens or the elderly in planned communities that do not involve the providing of any health care services of any type or nature or (ii) continuing to own, operate and lease the Leased Facilities in the event that Closing does not occur as to the Leased Facilities for any reason. Purchaser shall be entitled to injunctive relief to enforce these restrictions, as Seller recognizes that these restrictions are reasonable as to territorial application and duration, that they are necessary to protect Purchaser's investment contemplated hereby, and that Purchaser will not have an adequate remedy at law in the event either of these restrictions is violated. To the extent any court of competent jurisdiction adjudicating the enforceability of this Section may deem any restriction set forth herein to be unreasonable, whether as to territory, duration, or otherwise, said restriction shall be given effect, and it is the intent of the parties hereto that said restriction shall be given effect, to the extent such court deems it to be reasonable.

     8.8  Census Requirement.

          (a)  Definitions.

               (i) "Rent Roll Census" shall mean the number of all Residents of the Facilities pursuant to Residency Agreements as of December 2, 2005 ("Census Determination Date") as shown on the Rent Roll attached hereto as Schedule 2.7(b).

               (ii) "Closing Census" shall mean the number of all Residents of all of the Facilities for which the Closing is occurring, determined as of ten
(10) days, or if such day is not a Business Day, then the next most recent Business Day, before Closing. No Residents shall be included for purposes of calculation of the Closing Census to the extent the Residency Agreements for such Residents contain terms that are materially different than the term set forth on the specimen agreements attached hereto as Schedule 2.7(b) or to the extent the rental and other sums payable thereunder are less than the average rental and other sums payable under Residency Agreements in effect at the applicable Facility during the three (3) months preceding the Effective Date.

          (b) Requirement. On the date of the initial Closing hereunder, the Closing Census for all of the Facilities being closed on such date shall not have decreased by two and one-half percent (2.5%) or more when compared with the Rent Roll Census for such Facilities. On any subsequent Closing Date for any Deferred Facilities, the Closing Census for the Deferred Facilities then being closed shall be determined as of such Deferred Facilities' actual Closing Date, and such Closing Census shall be added to the Closing Census of all Facilities closed on the initial or any prior Closing Dates hereunder as of the date of such earlier Facilities' respective Closing Dates, and the sum of all such Closing Census shall not, in the aggregate, have decreased by more than two and one-half percent (2.5%) when compared to the Rent Roll Census for all Facilities either previously closed or being closed at the time of such calculation.

     8.9 Other Agreements. Seller shall have delivered into the Closing escrow its countersigned copies of the Seller Documents.

                                    ARTICLE 9
                     CONDITIONS TO THE OBLIGATIONS OF SELLER

     Each and every obligation of Seller under this Agreement, except for the obligations to be fulfilled prior to the Closing and obligations that survive termination of this Agreement, shall be subject to the satisfaction, on or before the Closing, of each of the following conditions unless waived in writing by Seller:

     9.1  Representations and Warranties; Performance.

          (a) The representations and warranties made by Purchaser herein and in the Related Documents, shall be true and correct in all material respects on and as of the Effective Date and at and as of the Closing, with the same effect as though made on such date.

          (b) Purchaser shall have performed and complied with all covenants required by this Agreement to be performed and complied in all material respects with by Purchaser prior to the Closing. Purchaser shall have delivered to Seller a certificate of Purchaser executed by its President (and if Purchaser's nominee is a limited liability company, executed by its manager), dated such Closing Date, substantially in the form of attached Exhibit 9.1 certifying to such compliance and completion.

     9.2 Other Agreements. Purchaser shall have delivered into the Closing escrow its countersigned copies of the Purchaser Documents.

     9.3 Release of Guarantees or Indemnification for Facility Leases. Seller and its affiliates (including any personal guarantors) shall have either received an agreement to be released from personal liability for any obligations arising on or after the Closing Date with respect to the Leased Facilities under any existing guaranty of such Facility Lease as set forth in Section 3 of the Lessor Estoppel or a separate indemnity agreement in the form attached hereto as
Exhibit 9.3 shall be executed by Purchaser (and its public ultimate parent company) for any claim, liability, loss, expense, etc. incurred by Seller or any Guarantor or affiliate arising from any matter occurring and arising on or after the Closing Date related to the Facility Lease; provided, however, if Closing does not occur as to the Leased Facilities, then this Section 9.3 shall be inapplicable and deemed deleted herefrom and Purchaser (and its public ultimate parent company) shall have no obligations hereunder.

                                   ARTICLE 10
                                     CLOSING

     10.1 Possession and Closing Documents.

          (a) Possession. Possession of all Assets sold hereunder shall be delivered to Purchaser on the Closing Date for the portion of the Assets conveyed, and Seller shall provide notices, in form provided by Purchaser and reasonably acceptable to Seller, to Residents of such change in ownership if requested by Purchaser or if required by Applicable Law.

          (b) Closing Documents. Seller shall deliver to Purchaser on each Closing Date, as applicable to the Facilities being conveyed on such Closing Date, the following:

               (i) duly executed Assignment and Assumption Agreement in the form attached hereto as Exhibit 5.3;

               (ii) duly executed Special Warranty Deeds for each Owned Facility, in recordable form and otherwise sufficient to convey such Facility to Purchaser pursuant to laws of the State in which each Facility is located, as reasonably approved by Purchaser and Title Company;

               (iii) Assignment of the Facility Lease for each Leased Facility, in the form attached hereto as Exhibit 10.1(a)(iii) and Termination Agreements for each Conveyance Asset Leases in form reasonably satisfactory to Purchaser and Title Company, but only on the Closing Date for the Leased Facilities.

               (iv) duly executed Bills of Sale, in the form attached hereto as
Exhibit 10.1(a)(iv).

               (v) such additional bills of sale and other appropriate instruments of assignment and conveyance, in form mutually but reasonably satisfactory to Purchaser and Seller, dated as of the Closing, conveying all title to the Assets, including the Personal Property, free and clear of all liens, liabilities, security interests or encumbrances except as otherwise permitted herein;

               (vi) an assignment of all intangible property necessary for the operation of the Facilities including, without limitation, documents, chattel paper, instruments, contract rights, deposit accounts, good will, going concern value, general intangibles, the right to use the trade names and lists of phone numbers, arising from or in connection with Seller's operation or use of any part of the property, including without limitation the items set forth in subparagraphs (vi) - (xi) in the definition of "Assets" on page two hereto, but excluding all Excluded Assets;

               (vii) Non-Competition Agreements in the form attached hereto as
Exhibit 8.7 and the Consulting Agreements in the form attached hereto as Exhibit 4.21(b);

               (viii) Lessor Consents, Lessor Estoppels and SNDAs for each Leased Facility to the extent not previously delivered, but only as to the Closing of the Leased Facilities;

               (ix) a then current rent roll certified by Seller as of such Closing Date as true, complete and accurate in all material respects, which shall include such information for the Residents as provided in Schedule 2.7(b);

               (x) to the extent not already delivered by Seller, and to the extent available, originals of all of the Facility Leases (but only as to the Closing of the Leased Facilities), Assumed Contracts, Residency Agreements, Assumed Equipment Leases, and Assumed Tenant Leases and Licenses;

               (xi) evidence of the authority of Seller to execute and deliver the applicable Seller Documents in order to effectuate the applicable Closing;

               (xii) an affidavit in form satisfactory to obtain the Title Insurance contemplated by Section 4.10 above, without exception for mechanic's, materialman's or other statutory liens;

               (xiii) subject to Section 4.15, employee records relating to Transitioned Employees shall remain at the respective Facility;

               (xiv) a closing statement setting forth in reasonable detail the financial transactions contemplated by this Agreement, including, without limitation the Purchase Price, all prorations, and the allocation of costs specified herein ("Closing Statement"), duly executed by Seller;

               (xv) a bring-down certificate reaffirming that the representations and warranties are true and correct as of the Closing Date as modified by Section 8.1;

               (xvi) any other documents reasonably required by the Title Insurance Company; and

               (xvii) certificate and affidavit of non-foreign status in the form attached hereto as Exhibit 10.1(a)(xvii).

          (c) Purchaser shall deliver to Seller or cause to be delivered to Seller on each Closing Date as applicable to the Facilities being conveyed on such Closing Date, in addition to the allocable portion of the Purchase Price and the Deposits, the following:

               (i) duly executed Assignment and Assumption Agreement in the form attached as Exhibit 5.3;

               (ii) Assignment of Lease for each Leased Facility, executed by Purchaser, in the form attached hereto as Exhibit 10.1(a)(iii), but only as to the Closing of the Leased Facilities;

               (iii) a bring-down certificate reaffirming that the representations and warranties are true and correct as of the Closing Date;

               (iv) the Closing Statement duly executed by Purchaser; and

               (v) any other documents reasonably required by the Title Insurance Company;

               (vi) the Consulting Agreements executed by Purchaser; and

               (vii) certified copies of resolutions duly adopted by the Board of Directors of Purchaser approving the transactions contemplated by this Agreement.

     10.2 Resident Funds. Seller shall refund to all Residents on or before the Closing all funds belonging to Residents at the Facilities which are held by Seller in a custodial capacity and all security deposits held by Seller (collectively, "Resident Funds") unless such refunds are prohibited by Applicable Law or Purchaser is required to maintain such custodial accounts or security deposits by Applicable Law. If Purchaser is so required, then at Closing Seller shall provide Purchaser with an accounting of all Resident Funds at least fifteen (15) days prior to Closing for any Facilities where such accounts are required, subject to adjustment within fifteen (15) days following the Closing for such Facilities. Such accounting will set forth the names of the Residents for whom such Resident Funds are held, the amounts held on behalf of each Residents, and Seller's warranties that the accounting is true, correct, and complete as of the Closing Date subject to adjustment during the fifteen
(15) day period referenced above.

     At Closing, subject to adjustment as aforesaid, Seller shall transfer such Resident Funds to a bank account designated by Purchaser and Purchaser shall, in writing, acknowledge receipt of and expressly assume all of Seller's financial and custodial obligations with respect thereto, it being the intent and purpose of this provision that, at Closing, Seller will be relieved of all fiduciary and custodial obligation with respect to such Resident Funds and that Purchaser will assume all such obligations and be directly accountable to the Residents with respect to all Resident Funds actually received by Purchaser.

     Notwithstanding the foregoing, Seller will indemnify and hold Purchaser Indemnified Parties harmless from all liabilities, claims, and demands, in the event the amount of such Resident Funds, if any, transferred to Purchaser's bank account does not represent the full amount due to the Resident as of Closing.

     10.3 Closing Adjustments.

          (a) PTO. In accordance with Section 4.12, Seller shall credit all estimated PTO to Purchaser for all Transitioned Employees, which amount shall subject to reconciliation pursuant to Section 10.5 below.

          (b) Real Estate and Personal Property Taxes; Prorations. Real and personal property taxes and assessments shall be prorated as of the Closing Date for the Facility to which they relate. Said prorations shall be based on the tax year of the municipality in which the Real Property and the Personal Property are located and shall be based on the most recent available bill. Said prorations shall be made on an accrual basis with reference to the most recent available tax information with a post-closing reproration being made within thirty (30) days after either party's receipt of the actual final tax bills for the applicable years. If such amounts are not paid by Seller to Purchaser, or by Purchaser to Seller, as the case may be, within thirty (30) days, then the amount owed shall accrue interest thereafter at the rate of 1.5% per month; provided, however, that in no event will interest be charged in excess of the amount permitted by Applicable Law.

          (c) Other Prorations. Charges for water, fuel, gas, oil, heat, electricity and other utilities, operating charges and prepaid amounts under Assumed Contracts, Assumed Equipment Leases, Assumed Tenant Leases and the Facility Leases shall be prorated as of the Closing Date for the Facility to which they relate but such amounts will not be paid pursuant to the Closing Statement but shall instead be part of the post-closing reconciliation process described in Section 10.5 below.

          (d) Estimated Costs. All payables, including accounts payable for Inventory, utilities, payroll, services, supplies and materials, which accrue prior to 11:59:59 p.m. on the day before the Closing Date shall be Seller's responsibility through the Closing Date and shall be subject to the reconciliation process described in Section 10.5 below. All payables, including accounts payable for Inventory, supplies, payroll, services and materials, which accrue after 12:00:00 a.m. on the Closing Date shall be paid by Purchaser.

          (e) Closing Statement Accounting. All calculations and prorations under this Section 10.3 shall be made on the accrual basis of accounting.

     10.4 Closing Costs.

          (a) At or before Closing, Seller shall pay all sales tax, documentary, stamp tax, transfer taxes or recording fees on the transfer of the Real Property or the Assets in the States of Florida and Georgia, and Seller shall also pay fifty percent (50%) of the following amounts in connection with such Closing:
(i) any escrow or closing charges of the Title Company; (ii) the premium for the owner's title policy issued to Purchaser including the cost of all customary endorsements for similar commercial transactions remove the standard title exceptions, but excluding any other special endorsements; and (iii) the costs of preparing the Surveys.

          (b) At or before Closing, Purchaser shall pay any and all sales tax, documentary, stamp tax, transfer taxes or recording fees on the transfer of the Real Property or the Assets in the States of Alabama and Tennessee, and Purchaser shall also pay fifty percent (50%) of the following amounts in connection with such Closing: (i) any escrow or closing charges of the Title Company; (ii) the premium for the owner's title policy issued to Purchaser including the cost of all customary endorsements for similar commercial transactions to remove the Standard Title Exceptions, but excluding any other special endorsements; and (iii) the cost of preparing the Surveys with respect to the Facilities. In addition, Purchaser shall pay the cost of any title insurance issued in favor of any lender of Purchaser, and the costs associated with the inspections and investigations conducted by Purchaser or its agents or representatives during the Due Diligence Period.

     10.5 Post-Closing Purchase Price Reconciliation. Within sixty (60) days after the Closing Date, representatives of Purchaser shall prepare and deliver to Seller a proposed initial statement of reconciliation itemizing the following: (i) all costs, charges and expenses paid by one party with respect to the Facilities that are properly allocable to the other party; and (ii) all resident rents and service fees actually collected by either party with respect to the Facilities (the "Initial Reconciliation") and to whom such fees should be property allocated. The Initial Reconciliation shall include appropriate detail to identify the items being adjusted. A final reconciliation of all expenses, costs, charges, service fees and resident rents shall be prepared by Purchaser and delivered to Seller within ninety (90) days after the Closing Date (the "Final Reconciliation"). Throughout the period leading up to the Initial Reconciliation and the Final Reconciliation, each party shall provide to the other party any information it may receive regarding the revenue and expense items described in subparagraphs (i) and (ii) of this Section. The Final Reconciliation shall appropriately reflect the net amount owed to Purchaser or to Seller as a result of such reconciliation. After approval by both parties of the Final Reconciliation, the party determined to owe cash as a result of such Final Reconciliation shall promptly pay such cash to the other party.

                                   ARTICLE 11
                                DEFAULT; REMEDIES

     11.1 Purchaser's Default. If at any time Purchaser is in default of any representation, warranty or covenant under this Agreement in any material respect, and Seller elects to give notice of such default to Purchaser ("Seller's Notice") then Purchaser will have a period ("Purchaser's Cure Period") expiring on the tenth (10th) day after the date of Seller's Notice, to
(i) correct or cure Purchaser's default or (ii) if the Due Diligence Period has not expired, to terminate this Agreement by notice to Seller, whereupon the Deposits shall be returned to Purchaser and neither party shall have any further rights, duties or obligations hereunder except as expressly survive the termination hereof.

          (a) Default Cured. If Purchaser does not elect to terminate during the Due Diligence Period, and Purchaser's default is corrected or cured within Purchaser's Cure Period, the parties shall proceed to close as herein provided, with the respective Closing Date being extended by not more than fourteen (14) days to accommodate any delay resulting from such default.

          (b) Default Not Cured. If Purchaser does not elect to terminate during the Due Diligence Period, and Purchaser does not cure its default within the Purchaser's Cure Period, then, provided no default by Seller then exists and provided that Seller has not elected to waive such default, this Agreement shall terminate and the parties shall be released and discharged of and from all further obligations and liabilities under this Agreement, and the Title Company shall deliver the Deposit to Seller as Seller's sole and exclusive liquidated damages and in full and complete settlement and liquidation of all damages sustained by Seller, it being acknowledged by Seller and Purchaser that the amount of damages incurred by Seller as a result of Purchaser's default would be substantial but difficult, if not impossible, to ascertain and that such liquidated damages represent the parties' best estimate of the damages Seller will incur as a result of such default. Seller shall not be entitled to exercise any other rights, powers and remedies at law or in equity, other than its right to receive the Deposits pursuant hereto, and

Seller hereby expressly and irrevocably waives all such other rights, powers or remedies and hereby covenants not to sue.

     11.2 Seller's Default. If Seller is in default of any representation, warranty or covenant under this Agreement in any material respect and Purchaser elects to give notice of such default to Seller ("Purchaser's Notice"), then Seller will have a period ("Seller's Cure Period") expiring on the tenth (10th) day after the date of Purchaser's Notice, to correct or cure Seller's default.

          (a) Default Cured. If Seller's default is corrected or cured within Seller's Cure Period, the parties shall proceed to Closing as herein provided, with the respective Closing Date being extended by not more than fourteen (14) days to accommodate any delay resulting from such default.

          (b) Default Not Cured. If Seller does not cure its default within the Seller's Cure Period, then Purchaser may elect effective upon notice thereof to Seller after the expiration of Seller's Cure Period to either waive Seller's default and proceed to Closing as to all of the Assets, which shall include the right to maintain an equitable action against Seller for specific performance of its obligation to sell the Assets and to perform hereunder and the right to pursue the limited damages described below to which such default relates, or terminate this Agreement as to all of the Assets. If Purchaser elects to close over Seller's default and pursue damages or to terminate this Agreement as to all of the Assets, Purchaser shall be entitled to pursue an action for damages against Seller; provided, however Purchaser's damages shall be limited to the amount of damages actually incurred as a direct result of the breach if closing occurs as to all Facilities, and if not, reimbursement for the amount of all reasonable, documented costs and expenses incurred by Purchaser in connection with the negotiation and execution of this Agreement and conduct of its due diligence efforts pursuant hereto, including without limitation reasonable, documented attorneys fees and expenses, costs of engineering, surveying, title and environmental examinations and tests, appraisals, regulatory and licensure applications, commitment, break up and other fees and expenses of Purchaser's lenders, including fees of lender's counsel and outside consultants, travel, postage, and other out-of-pocket fees and expenses, but expressly excluding any allocation of Purchaser's corporate overhead or executive salaries plus attorneys fees pursuant to Section 12.5 hereof (collectively, "Purchaser's Due Diligence Costs"). If Closing occurs as to some but not all Facilities, Seller's responsibility to pay Purchaser's Due Diligence Costs in connection with a breach by Seller shall be limited to a pro rata portion of such costs based on the ratio that the number of Facilities not closed bears to the number of Facilities closed. In addition, if Purchaser elects to terminate this Agreement, then the Deposits (or relevant portion thereof pursuant to Schedule 1.7 as to a partial termination) shall be forthwith returned to Purchaser by Escrow Agent. Notwithstanding anything contained therein to the contrary, if Seller sells a material portion of the Facilities to an unrelated third party within six (6) months after the termination of this Agreement by Purchaser as the result of a breach of this Agreement by Seller, Seller shall pay to Purchaser $1,000,000 upon the closing of such sale as additional damages.

                                   ARTICLE 12
                            MISCELLANEOUS PROVISIONS

     12.1 Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of all the parties hereto with respect to any of the terms contained herein.

     12.2 Waiver of Compliance; Consent. Any failure of Seller on the one hand, or Purchaser, on the other hand, to comply with any obligation, covenant agreement or condition herein may be waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.2.

     12.3 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be personally delivered, or sent by email transmission (provided a copy is thereafter promptly mailed as hereinafter provided), or sent by overnight commercial delivery service (provided a receipt is available with respect to such delivery), or mailed by first-class registered or certified mail, return receipt requested, postage prepaid (and shall be effective when received, if sent by personal delivery or by overnight delivery service, or on the third (3rd) day after mailing, if mailed):

               If to Seller, to:

                    c/o The Wellington Group, LLC
                    1850 Executive Park
                    Cleveland, Tennessee 37312
                    Attention: Mark West and Jerry Stout
                    electronic address: mwest@Wellington-group.com
                                        and jstout@wellington-group.com

               with copies to (which shall not constitute notice):

                    Chambliss, Bahner & Stophel, P.C.
                    1000 Tallan Building
                    Two Union Square
                    Chattanooga, Tennessee 37402-2500
                    Attention: E. Stephen Jett, Esquire
                    electronic address: sjett@cbslawfirm.com

               If to Purchaser, to:

                    BLC Acquisitions, Inc.
                    c/o Brookdale Senior Living, Inc.
                    330 N. Wabash Avenue, Suite 1400
                    Chicago, IL 60611
                    Attention: Mr. Paul Froning, SVP and
                               Chief Investment Officer
                    electronic address: pfroning@brookdaleliving.com
               with a copy (which shall not constitute notice) to:

                    Rogers & Hardin LLP
                    2700 International Tower, Peachtree Center
                    229 Peachtree Street, N.E.
                    Atlanta, GA 30303-1601
                    Attention: Miriam J. Dent, Esq.
                    electronic address: mdent@rh-law.com

or to such other person or address as any party hereto shall furnish to the other parties hereto in writing pursuant to this Section 12.3. Notwithstanding the foregoing, Purchaser shall be permitted in connection with the exercise of its rights to terminate this Agreement on or before the expiration of the Due Diligence Period to send any such termination notice via electronic mail which shall constitute effective delivery for purposes hereof.

     12.4 Brokers and Finders; Expenses. Except for Seller's retention of Lattimore, Black Morgan & Cain whose compensation shall be the sole obligation and responsibility of Seller, the parties hereto represent and warrant to each other that none of them has retained any broker or finder in connection with this transaction. Seller on the one hand, and Purchaser, on the other, each agrees to indemnify the other for any losses incurred with respect to a breach of this Section 12.4. Except as otherwise provided herein, each party hereto shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     12.5 Attorney's Fees. In the event any proceeding or suit is brought to enforce this Agreement, the prevailing party shall be entitled to all reasonable costs and expenses (including reasonable attorneys' fees) incurred by such party in connection with any action, suit or proceeding to enforce the other's obligations under this Agreement.

     12.6 Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Purchaser may assign the Agreement and/or its right to acquire any one or more Facilities (or any portion of the Assets) to one or more affiliates that control Purchaser or are controlled by Purchaser or are under common control with Purchaser, including joint venture entities in which Purchaser or its affiliates share control with third parties, without the prior written consent of Seller (each such assignee a "Purchaser's Permitted Assignee"). Other than the foregoing, neither Purchaser nor Seller may assign this Agreement without first obtaining the other party's written consent, which may be withheld in such other party's sole discretion. Upon an assignment by Purchaser of its rights under the Agreement in accordance with this Section 12.6, Purchaser's Permitted Assignee(s) shall be deemed to be the Purchaser hereunder (as it relates to the Facilities subject to such assignment) and shall be the beneficiary of all of Seller's warranties, representations and covenants in favor of Purchaser under this Agreement.

     12.7 Governing Law. This Agreement shall be governed by the laws of the State of Illinois as to, including, but not limited to, matters of validity, construction, effect and performance but exclusive of its conflicts of laws provisions.

     12.8 Business Day. If the date for giving of notice or performance of any duty or obligation hereunder falls on a day that is not a Business Day hereunder, such date shall be automatically extended to the next Business Day hereunder. As used herein, a "Business Day" means any day other than a Saturday, Sunday or any other day on which banks are authorized to be closed in the State of Illinois.

     12.9 Counterparts; Facsimile Signature. This Agreement may be executed by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.10 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     12.11 Entire Agreement. This Agreement, which term as used throughout includes the Exhibits and Schedules hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to such subject matters contained herein.

     12.12 Warranty of Authority. Each of the parties warrants that the persons signing on their behalf have the right and power to enter into this Agreement and to bind them to the terms of this Agreement.

     12.13 Schedules. Nothing in any Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the applicable Schedule identifies the exception and the specific representation to which it relates with reasonable particularity and describes the relevant facts in reasonable detail. The Schedules are arranged in paragraphs corresponding to the numbered and lettered paragraphs of the Agreement to which such Schedule relates. Any fact or item disclosed on any Schedule hereto shall not be deemed by reason only of such inclusion, to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

     12.14 Compliance with Bulk Sales Law. Subject to the indemnification of Purchaser by Seller hereunder, Purchaser hereby waives compliance by Seller with any applicable bulk sales law and any other similar laws with respect to the transactions contemplated by this Agreement.

     12.15 Reliance. The parties hereto in executing, and in carrying out the provisions of, this Agreement are relying solely on the representations, warranties and agreements contained in this Agreement or in any writing delivered pursuant to provisions of this Agreement or at the Closing of the transactions herein provided for and not upon any representation, warranty, agreement, promise or information, written or oral, made by any person other than as specifically set forth herein or therein.

     12.16 Publicity. All pre-Closing publicity concerning the transactions contemplated by this Agreement and all notices respecting publicity shall be jointly planned, coordinated and released by and between Purchaser and Seller. Provided, however, that nothing herein shall prohibit Seller or Purchaser from making any press release or disclosure as may be required to comply with law, regulation or stock market rule (including securities laws and regulations applicable to Purchaser's parent company) provided, that the releasing or disclosing party provides notice to the other of the substance of such release or disclosure in advance thereof. Seller acknowledges and agrees that Purchaser shall file a Current Report on Form 8-K with the Securities and Exchange Commission announcing the transactions contemplated hereby, and that Purchaser shall file this Agreement with such Current Report on Form 8-K or with a Quarterly Report on Form 10-Q. The parties acknowledge and agree that Purchaser's disclosure in Purchaser's Current Report on Form 8-K with respect to the announcement of this transaction will be as set forth on Schedule 12.16.

     12.17 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

                            [Signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have executed or have caused their duly authorized officers to execute this Agreement as of the date first written above.

                                        BLC ACQUISITIONS, INC.,
                                        a Delaware corporation


                                        By: /s/ R. Stanley Young
                                            ------------------------------------
                                        Name: R. Stanley Young
                                        Title: Vice President
                                        Date: January 11, 2006

                      [SELLER'S SIGNATURE PAGES TO FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed or have caused their duly authorized officers to execute this Agreement as of the date first written above.

                                        HEALTH CARE PROPERTIES I, LLC


                                        By: /s/ Jerry Stout
                                            ------------------------------------
                                        Name: Jerry Stout
                                        Title: Chief Manager


                                        HEALTH CARE PROPERTIES IV, LLC


                                        By: /s/ Jerry Stout
                                            ------------------------------------
                                        Name: Jerry Stout
                                        Title: Chief Manager


                                        HEALTH CARE PROPERTIES VII, LLC


                                        By: /s/ Jerry Stout
                                            ------------------------------------
                                        Name: Jerry Stout
                                        Title: Chief Manager


                                        HEALTH CARE PROPERTIES VIII, LLC


                                        By: /s/ Jerry Stout
                                            ------------------------------------
                                        Name: Jerry Stout
                                        Title: Chief Manager


                                        HEALTH CARE PROPERTIES IX, LLC

                                        By: /s/ Jerry Stout
                                            ------------------------------------
                                        Name: Jerry Stout
                                        Title: Chief Manager


                                        HEALTH CARE PROPERTIES X, LLC

                                        By: /s/ Jerry Stout
                                            ------------------------------------
                                        Name: Jerry Stout
                                        Title: Chief Manager

                                        HEALTH CARE PROPERTIES XI, LLC


                                        By: /s/ Jerry Stout
                                            ------------------------------------
                                        Name: Jerry Stout
                                        Title: Chief Manager


                                        HEALTH CARE PROPERTIES XII, LLC


                                        By: /s/ Jerry Stout
                                            ------------------------------------
                                        Name: Jerry Stout
                                        Title: Chief Manager


                                        HEALTH CARE PROPERTIES XIII, LLC


                                        By: /s/ Jerry Stout
                                            ------------------------------------
                                        Name: Jerry Stout
                                        Title: Chief Manager


                                        HEALTH CARE PROPERTIES XV, LTD.

                                        By: The Wellington Group, LLC,
                                            its General Partner


                                        By:  /s/ Jerry Stout
                                            ------------------------------------
                                        Name: Jerry Stout
                                        Title: Chief Manager


                                        HEALTH CARE PROPERTIES XVI, LLC


                                        By: /s/ Jerry Stout
                                            ------------------------------------
                                        Name: Jerry Stout
                                        Title: Chief Manager


                                        HEALTH CARE PROPERTIES XVII, LTD.

                                        By: The Wellington Group, LLC,
                                            its General Partner


                                        By: /s/ Jerry Stout
                                            ------------------------------------

                                        Name: Jerry Stout
                                        Title: Chief Manager


                                        HEALTH CARE PROPERTIES XVIII, LLC


                                        By: /s/ Jerry Stout
                                            ------------------------------------
                                        Name: Jerry Stout
                                        Title: Chief Manager


                                        HEALTH CARE PROPERTIES XX, LLC


                                        By: /s/ Jerry Stout
                                            ------------------------------------
                                        Name: Jerry Stout
                                        Title: Chief Manager


                                        HEALTH CARE PROPERTIES XXIII, LLC


                                        By: /s/ Jerry Stout
                                            ------------------------------------
                                        Name: Jerry Stout
                                        Title: Chief Manager


                                        HEALTH CARE PROPERTIES XXIV, LLC


                                        By: /s/ Jerry Stout
                                            ------------------------------------
                                        Name: Jerry Stout
                                        Title: Chief Manager


                                        HEALTH CARE PROPERTIES XXV, LLC


                                        By: /s/ Jerry Stout
                                            ------------------------------------
                                        Name: Jerry Stout
                                        Title: Chief Manager


                                        HEALTH CARE PROPERTIES XXVII, LLC


                                        By: /s/ Jerry Stout
                                            ------------------------------------
                                        Name: Jerry Stout
                                        Title: Chief Manager

                                        CLEVELAND HEALTH CARE INVESTORS, LLC


                                        By: /s/ Jerry Stout
                                            ------------------------------------
                                        Name: Jerry Stout
                                        Title: Chief Manager


                                        WELLINGTON SPE, LLC


                                        By: /s/ Jerry Stout
                                            ------------------------------------
                                        Name: Jerry Stout
                                        Title: Chief Manager

                                                                  COMPOSITE COPY

                                   EXHIBIT "A"

WELLINGTON ESCROW FUND ESTIMATES

JOHNSON CITY
Fire Dampers                              40    150   each      6,000
Ceiling (1) hour                       7,350   7.07   sq ft    52,000
Seal smoke/fire walls in attic                                  3,000

ATHENS
Seal smoke/fire walls in attic                                  3,000

MARYVILLE - (13R)
NFPA 13 Sprinkler                                             120,000
Seal smoke/fire walls in attic                                  3,000

KINGSTON
Seal smoke/fire walls in attic                                  3,000

NEWPORT
Seal smoke/fire walls in attic                                  3,000
Fire Dampers                              40    150   each      6,000
Ceiling (1) hour                       7,350   7.07   sq ft    52,000

GREENVILLE
Seal smoke/fire walls in attic                                  3,000

COLONIAL HEIGHTS - (13R)
Seal smoke/fire walls in attic                                  3,000
Fire Dampers                              40    150   each      6,000
Ceiling (1) hour                       7,800   6.92   sq ft    54,000
Fire alarm panel                                                7,000

SEVIERVILLE
Seal smoke/fire walls in attic                                  3,000

CLEVELAND - (EX. PARK)(13R)
Seal smoke/fire walls in attic                                  3,000
NFPA 13 Sprinkler                    125,000      1   each    125,000
Install attic smoke barriers          10,000                   10,000

HIXSON (13R)
Seal smoke/fire walls in attic                                  3,000
NFPA 13 Sprinkler                     90,000      1   each     90,000

CLEVELAND - (MT. VERNON)(13R)
Seal smoke/fire walls in attic                                  5,000
NFPA 13 Sprinkler                     90,000      1   each     90,000
Install attic smoke barriers                                   10,000

HAMPTON COVE
Install security fence memory care                              6,000

NEWPORT TENN.
Install security fence memory care                              6,000

                        TOTAL COST                            675,000


                                   EXHIBIT A-1
                       OWNED WELLINGTON FACILITY ADDRESSES
                        NUMBER OF UNITS AND LICENSED BEDS

              FACILITY                 LICENSED BEDS*   UNITS**
              --------                 --------------   -------
Wellington Place at Hampton Cove             50            47
6379 Highway 431 South
Hampton Cove, AL 35763
(256) 564-8383

Wellington Place by the Sea                  68            45
1050 Ocean Shore Boulevard
Ormond Beach, FL 32174
(386) 441-1771

Wellington Place of Kennesaw                 55            52
2800 Jiles Road
Kennesaw, GA 30144
(770) 514-9966

Wellington Place of Athens                   60            42
120 Keith Lane
Athens, TN 37303
(423) 744-7272

Wellington Place of Colonial Heights         60            44
400 Professional Park Drive
Kingsport, TN 37663
(423) 239-0022

Wellington Place of Hixson                   50            47
4515 Hixson Pike
Hixson, TN 37343
(423) 877-8771

Wellington Place of Kingston                 51            47
1098 Bradford Way
Kingston, TN 37763
(865) 376-9848

              FACILITY                 LICENSED BEDS*   UNITS**
              --------                 --------------   -------
Wellington Place of Sevierville              50            54
1020 Middle Creek Road
Sevierville, TN 37862
(865) 774-2221

Wellington Place of Cleveland                50            40
2745 Executive Park, NW
Cleveland, TN 37312
(423) 479-8899

Wellington Place of Greeneville              60            53
155 Serral Drive
Greeneville, TN 37745
(423) 798-0404

Wellington Place of Johnson City             60            50
2003 Waters Edge Drive
Johnson City, TN 37604
(423) 915-0110

Wellington Place of Maryville                52            52
1869 Crest Road
Maryville, TN
(865 984-3030

The Gardens of Wellington                    40            30
1755 Mt. Vernon Drive, NW
Cleveland, TN 37311
(423) 473-7300

     * and ** As reflected consistently throughout Wellington's financials, the Company defines revenue by 'units' and not by number of State licensed beds. Although a unit or room typically includes one bed, sometimes there are two beds in one unit/room.

                                   EXHIBIT B-1
                         FOUR LEASED FACILITY ADDRESSES
                        NUMBER OF UNITS AND LICENSED BEDS

               FACILITY                 LICENSED BEDS*   UNITS**
               --------                 --------------   -------
Wellington Place of the Shoals                53            53
2904 South Wilson Dam Road
Muscle Shoals, AL 35661
(256) 386-7177

Wellington Place of Fort Walton Beach         56            53
233 Carmel Drive
Fort Walton Beach, FL 32547
(850) 864-4600

Wellington Place of Greenville                55            52
1880 Fairground Road
Greenville, MS 38703
(662) 334-4646

Wellington Place of Newport                   60            53
375 Hedrick Drive
Newport, TN 37821
(423) 613-4585

     * and ** As reflected consistently throughout Wellington's financials, the Company defines revenue by 'units' and not by number of State licensed beds. Although a unit or room typically includes one bed, sometimes there are two beds in one unit/room.

                                   EXHIBIT "C"

                        (SEE ATTACHED LEGAL DESCRIPTIONS)

                                   EXHIBIT "D"

                            DUE DILIGENCE CHECK LIST

                                  PART I ITEMS

1.   Section 1. Building & Zoning

     a)   Final Occupancy Certificates

     b)   Any letters or documentation regarding Code Violations & Citations

     c)   Floor plan of all buildings

     d)   "As built" drawings

2.   Section 2. ALTA Survey and Title Endorsements

     a) ALTA/ACSM Land Title Survey, including Table A Requirements, Items 1-4, 6-7(b), 8-11,13.

3.   Section 3. Operating Information

     a)   Business and/or Operating Licenses and Permits

     b)   Copy of each type of resident agreements/leases

     c)   Copy of all commercial leases not terminable within 30 days

     d) Insurance summary, including limits, deductibles, certificates for each policy

     e) Insurance loss history for the previous 3 years (for all insurance policies)

     f)   Property Tax Bills with Valuations (past 3 yrs.)

     g) Current Rent Roll including service type, unit square footage, lease commencement and expiration dates, and current street/market rates

     h) List and Copies of Existing Service Contracts, Leases and Vendor Agreements

     i)   List of all Employees with the following for each employee:

          i)   Job Titles / Descriptions/Date of Hire

          ii) Current Salaries/wages, including residence-based employees who participate in bonus programs and amount of prior year's bonus, and pay dates

          iii) Hours worked - Typical Week & Total for prior calendar year and trailing 12 mos.

          iv) For Sales and Marketing Staff, residence directors and DONs, include resumes, length of employment, compensation and bonus plans, most recent performance reviews.

          v)   special pay considerations (differentials, bonuses)

          vi)  any garnishment actions

     j)   Most recent payroll register

     k)   Staffing Plans, including responsibilities of each position

     l) Results of the Facility inspection reports performed by the applicable governmental regulatory agency for the past 3 yrs.

     m) Copies of any notices and/or documents relating to any open or pending employee disciplinary issues, issues, grievances and any EEOC claims or lawsuits filed in the past 5 years alleging discrimination or unfair treatment.

     n) All data related to past and on-going negotiations with any Labor Organizations (if applicable).

     o)   Copies of all electric, gas, water, sewer, TV, cable bills.

     p)   Personal Property Schedule (FF&E)

4.   Section 4. Financial Information

     a)   Monthly Detailed Operating Statements (Trailing 24 Months)

     b)   Year-End Detailed Operating Statements (Past 3 Years)

     c)   Annual Avg. Historical Occupancy (Past 3 Years)

     d)   Monthly Historical Occupancy (Prior 2 Calendar years & Trailing 24
          Mos.)

5.   Section 5. Architectural/Engineering/Environmental

     a) Copies of past Termite reports / Pest Inspections / Certifications (if available)

     b)   Copies of past Property Condition Reports

     c)   Copies of any reports on Mold or Mold Remediation

     d)   Copies of past Phase I & II Environmental Reports

6.   Intentionally Omitted

7.   Section 7. Collateral Materials

     a)   All Floor Plans, and Materials

     b)   Copy of Current Lease Forms

8. Section 8. Assisted Living, Skilled Nursing, Dementia Licensing (if applicable or available)

     a) Copies of all licenses (assisted living, home care, dementia care, Medicaid waivers, Medicare/Medicaid certification)

     b)   Copies of initial survey reports and subsequent surveys, if any

     c)   Copies of any complaint reports (or State activity against facility)

     d)   Copies of Plans of Correction (POC) addressing previous survey results

     e)   Staffing patterns (current FTEs)

     f) Assisted Living Collateral Materials (price sheet and service descriptions)

     g)   Copy of Administrator's License

     h)   Copy of Disaster Plan and Evacuation Routes

     i) Information on on-site outside providers (i.e., Home Care Agencies, if applicable)

9.   Section 9. Property Financing

     a) Summary of all forms of property financings, including bonds, mortgage loans, 2nd mortgages, and leases. Information should include current balance, monthly payment, assignability and prepayment options, loan terms (interest rate, amortization, maturity, etc.).

     b)   Copies of all loan documents.

     c)   Copies of all lease documents.

10.  Section 10.  Payors

     a)   Three years of audited cost reports

     b)   Status of any open cost reports/audits

     c)   Medicaid rate computation worksheet

     d) All pay rates and days (private, Medicare RUGs, Medicaid, managed care, etc.)

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     e)   Historical (last 3 yrs.) and current census by payor type

     f)   Listing of all external managed care contracts

     g)   Accounts receivable reports

     h)   Copies of pharmacy and rehab.

11.  Section 11. Contracts/Legal

     a) All non-cancelable commitments that can not be cancelled within 30 days

     b)   All current and pending and probable litigation situations

     c)   List of any outstanding claims

12. Section 8. Assisted Living, Skilled Nursing, Dementia Licensing (if applicable or available)

     a)   Copy of Administrator's Resume (credentials)

     b)   Inservice training plans/records

     c)   Copy of Activity Calendars

     d)   Records of Staff Orientation

     e) Record of Administrator/Direct Care Staff Criminal Background Checks, if applicable

     f) Record of fingerprinting for Administrator and other applicable staff, if required

     g) Record of health clearance for Administrator and other applicable staff, if required

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                                   EXHIBIT "D"

                                  PART II ITEMS

1.   Section 1. Building & Zoning

     a)   Original Building Permits, if available

2.   Intentionally Omitted

3.   Section 3. Operating Information

     a)   Workers Compensation Program Type

     b) List of residents currently receiving personal care assistance services through facility and/or outside vendor

     c) List of residents that are temporary - in respite program, short-term stay program, modified lease arrangement, etc.

     d)   Personal Property Schedule (FF&E)

     e) Employee handbook and/or information regarding benefit eligibility, life insurance coverage, short and long term disability insurance, medical, prescription, dental, and vision coverage including premiums, vacation, sick time, personal time, holidays, employee assistance program, tuition reimbursement program, service recognition program, employee bonus programs, including paid from corporate accounts.

     f) All warranties (including, without limitation, the roof warranty), indemnities and other contractual rights in connection with the ownership, operation and management of the Property, including any such items in respect of Yr. 2000 matters.

4.   Section 4. Financial Information

     a)   Current Year (2005) Budgets

     b)   Historical Capital Expenditures (Past 3 Years)

     c) Historical Monthly Turnover Schedule (Prior 2 Calendar years & Trailing 24 Mos.). Include number of and reason for move outs by month.

     d)   Sample menus

5.   Section 5. Architectural/Engineering/Environmental

     a)   Copies of past Geotechnical and Seismic Reports (if available).

     b) Copies "As-built" Architectural, Structural and MEP (on-site availability is acceptable)

     c)   Number of Parking Spaces.

6.   Section 6. Market Analysis

     a) Profile of current residents - age, gender mix, previous location, marital status, marketing source, influencer involvement, and average length of residency. At a minimum, list of previous addresses (street, city, state and zip code) for current residents and their influencers.

     b)   Copies of marketing plans and budgets (Past 2 Years)

     c)   List of top 20 referral sources

     d) Marketing and sales reports used for tracking marketing events, advertising, closing ratios, tours, deposits, etc.

     e) Profile of current active lead bank - size/number of leads, any profile information - age, gender mix, previous location, marital status, marketing source, current location f) Procedures/forms used for tracking leads

     g)   Copies of any 3rd party market feasibility reports (if available)

7.   Section 7. Collateral Materials

     a)   Current Credit Check Forms

     b) Copies of current yellow page advertisements for all directories and corresponding directory order information

     c)   Current Advertising Program

     d)   List of Member Associations & Schedule of Advertising